Exhibit 99.1
Item 6. Selected Financial Data
Certain information contained in this table has been retrospectively adjusted based upon the reclassification discussed in Note 2 of Notes to Consolidated Financial Statements.

	Years ended December 31,
Operations data:	2008	2007	2006	2005	2004

Total revenues	$174,129,000	$154,119,000	$126,182,000	$78,738,000	$51,078,000

Expenses:
Property operating expenses	49,392,000	41,022,000	35,137,000	22,216,000	15,623,000
General and administrative	9,441,000	9,041,000	6,086,000	5,132,000	3,575,000
Depreciation and amortization	49,745,000	42,104,000	34,827,000	20,567,000	11,376,000

Total expenses	108,578,000	92,167,000	76,050,000	47,915,000	30,574,000

Operating income	65,551,000	61,952,000	50,132,000	30,823,000	20,504,000

Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(45,957,000)	(39,529,000)	(34,225,000)	(16,249,000)	(11,264,000)
Interest income	284,000	788,000	641,000	91,000	66,000
Equity in income of unconsolidated joint venture	956,000	634,000	70,000	—	—
Gain on sale of interest in unconsolidated joint venture	—	—	141,000	—	—

Total non-operating income and expense	(44,717,000)	(38,107,000)	(33,373,000)	(16,158,000)	(11,198,000)

Income before discontinued operations	20,834,000	23,845,000	16,759,000	14,665,000	9,306,000

Income from discontinued operations	175,000	172,000	171,000	117,000	—

Net income	21,009,000	24,017,000	16,930,000	14,782,000	9,306,000

Less, net (income) attributable to noncontrolling interests:
Minority interests in consolidated joint ventures	(2,157,000)	(1,415,000)	(1,202,000)	(1,270,000)	(1,229,000)
Limited partners’ interest in Operating Partnership	(477,000)	(633,000)	(393,000)	(299,000)	(157,000)

Total net (income) attributable to noncontrolling interests	(2,634,000)	(2,048,000)	(1,595,000)	(1,569,000)	(1,386,000)

Net income attributable to Cedar Shopping Centers, Inc.	18,375,000	21,969,000	15,335,000	13,213,000	7,920,000

Preferred distribution requirements	(7,877,000)	(7,877,000)	(7,877,000)	(7,186,000)	(2,218,000)

Net income attributable to common shareholders	$10,498,000	$14,092,000	$7,458,000	$6,027,000	$5,702,000

Per common share (basic and diluted) attributable to common shareholders:
Continuing operations	$0.24	$0.32	$0.22	$0.25	$0.34
Discontinued operations	—	—	0.01	—	—

	$0.24	$0.32	$0.23	$0.25	$0.34

Amounts attributable to Cedar Shopping Centers, Inc. common shareholders, net of limited partners’ interest:
Income from continuing operations	$10,331,000	$13,927,000	$7,296,000	$5,916,000	$5,702,000
Income from discontinued operations	167,000	165,000	162,000	111,000	—

Net income	$10,498,000	$14,092,000	$7,458,000	$6,027,000	$5,702,000

Dividends to common shareholders	$40,027,000	$39,775,000	$29,333,000	$20,844,000	$13,750,000
Per common share	$0.90	$0.90	$0.90	$0.90	$0.835

Weighted average number of common shares outstanding:
Basic	44,475,000	44,193,000	32,926,000	23,988,000	16,681,000

Diluted	44,475,000	44,197,000	33,055,000	24,031,000	16,684,000

Item 6. Selected Financial Data (continued)

	December 31,
Balance sheet data:	2008	2007	2006	2005	2004

Real estate, net	$1,632,408,000	$1,489,650,000	$1,172,816,000	$943,727,000	$505,325,000
Real estate held for sale	4,920,000	5,360,000	5,079,000	2,803,000	—
Investment in unconsolidated joint venture	4,976,000	3,757,000	3,644,000	—	—
Other assets	84,824,000	96,217,000	70,180,000	49,726,000	31,835,000

Total assets	$1,727,128,000	$1,594,984,000	$1,251,719,000	$996,256,000	$537,160,000

Mortgages and other loans payable	$1,013,473,000	$851,514,000	$568,073,000	$527,791,000	$248,630,000
Other liabilities	107,932,000	97,225,000	70,595,000	44,405,000	34,239,000

Total liabilities	1,121,405,000	948,739,000	638,668,000	572,196,000	282,869,000
Limited partners’ interest in Operating Partnership	14,271,000	15,578,000	19,613,000	16,660,000	—
Equity:
Cedar Shopping Centers, Inc. shareholders’ equity	524,027,000	558,154,000	574,472,000	390,244,000	235,754,000
Noncontrolling interests	67,425,000	72,513,000	18,966,000	17,156,000	18,537,000

Total equity	591,452,000	630,667,000	593,438,000	407,400,000	254,291,000

Total liabilities and equity	$1,727,128,000	$1,594,984,000	$1,251,719,000	$996,256,000	$537,160,000

Weighted average number of common shares:
Shares used in determination of basic earnings per share	44,475,000	44,193,000	32,926,000	23,988,000	16,681,000
Additional shares assuming conversion of OP Units (basic)	2,024,000	1,985,000	1,737,000	1,202,000	450,000

Shares used in determination of basic FFO per share	46,499,000	46,178,000	34,663,000	25,190,000	17,131,000

Shares used in determination of diluted earnings per share	44,475,000	44,197,000	33,055,000	24,031,000	16,684,000
Additional shares assuming conversion of OP Units (diluted)	2,024,000	1,990,000	1,747,000	1,206,000	450,000

Shares used in determination of diluted FFO per share	46,499,000	46,187,000	34,802,000	25,237,000	17,134,000

Other data:
Funds From Operations (“FFO”) (a)	$56,859,000	$56,190,000	$41,954,000	$25,923,000	$15,625,000
Per common share (assuming conversion of OP Units):
Basic	$1.22	$1.22	$1.21	$1.03	$0.91
Diluted	$1.22	$1.22	$1.21	$1.03	$0.91

Cash flows provided by (used in):
Operating activities	$60,352,000	$53,503,000	$40,858,000	$26,738,000	$18,823,000
Investing activities	$(150,927,000)	$(192,432,000)	$(190,105,000)	$(323,225,000)	$(167,499,000)
Financing activities	$75,517,000	$143,735,000	$158,011,000	$296,823,000	$151,169,000

Square feet of GLA	12,131,000	11,988,000	10,045,000	8,428,000	4,887,000
Percent leased (including development/redevelopment and other non-stabilized properties)	92%	93%	93%	91%	88%
Average annualized base rent per leased square foot	$11.02	$10.74	$10.53	$10.39	$10.61

(a)	Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real esate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (i) as a criterion to determine performance-based bonuses for members of senior management, (ii) in performance comparisons with other shopping center REITs, and (iii) to measure compliance with certain financial covenants under the terms of the Loan Agreements relating to the Company’s credit facilities. The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income attributable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis). FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income attributable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. See Management’s Discussion and Analysis of Financial Condition and Results of Operations elsewhere herein.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion should be read in conjunction with the consolidated financial statements and related notes thereto of Cedar Shopping Centers, Inc. (the “Company”) included elsewhere in this report.
Executive Summary
     The Company is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of supermarket-anchored shopping centers in mid-Atlantic and Northeast coastal states. At December 31, 2008, the Company had a portfolio of 121 operating properties totaling approximately 12.1 million square feet of gross leasable area (“GLA”), including 109 wholly-owned properties comprising approximately 10.9 million square feet, ten properties owned in joint venture comprising approximately 1.2 million square feet, and two wholly-owned properties held for sale comprising approximately 16,000 square feet. The entire 121 property portfolio was approximately 92% leased at December 31, 2008; the 111 property “stabilized” portfolio (including properties wholly-owned, but not held for sale, and in joint venture) was approximately 95% leased at that date. The Company also owned 398 acres of land parcels, a significant portion of which is under development. In addition, the Company has a 76.3% interest in an unconsolidated joint venture which owns a single-tenant office property in Philadelphia, Pennsylvania.
     The Company, organized as a Maryland corporation, has established an umbrella partnership structure through the contribution of substantially all of its assets to the Operating Partnership, organized as a limited partnership under the laws of Delaware. The Company conducts substantially all of its business through the Operating Partnership. At December 31, 2008, the Company owned 95.7% of the Operating Partnership and is its sole general partner. OP Units are economically equivalent to the Company’s common stock and are convertible into the Company’s common stock at the option of the holders on a one-to-one basis.
     The Company derives substantially all of its revenues from rents and operating expense reimbursements received pursuant to long-term leases. The Company’s operating results therefore depend on the ability of its tenants to make the payments required by the terms of their leases. The Company focuses its investment activities on supermarket-anchored community shopping centers and drug store-anchored convenience centers. The Company believes that, because of the need of consumers to purchase food and other staple goods and services generally available at such centers, its type of “necessities"-based properties should provide relatively stable revenue flows even during difficult economic times. In January 2009, the Company’s Board of Directors reduced the quarterly dividend payable in February by one-half to an annual rate of $0.45 per share, an annual saving of approximately $21 million. This decision was in response to the current state of the economy, the difficult retail environment and the constrained capital markets.
     The Company has historically sought opportunities to acquire properties suited for development and/or redevelopment, and, to a lesser extent than in the recent past, stabilized properties, where it can utilize its experience in shopping center construction, renovation, expansion, re-leasing and re-merchandising to achieve long-term cash flow growth and favorable investment returns. The Company expects to substantially reduce these activities in the foreseeable future in view of current economic conditions.
     In May 2007, the Company decided to dispose of Stadium Plaza, located in East Lansing, Michigan. The property, with 78,000 sq. ft. of GLA, was marketed and, in accordance with SFAS No. 144, the carrying value of the property’s assets (principally the net book value of the real estate) was classified as “held for sale” in the Company’s consolidated financial statements. In May 2008, the Company reconsidered its decision to sell the property and, as a result, the property has been reclassified as “held and used”. For all periods presented, the property is no longer included in “properties held for sale” or “discontinued operations”.

     In April 2008, Value City, the only tenant at the Value City Shopping center, vacated its premises at the end of the lease term. In keeping with the Company’s redevelopment plans for the property, the vacant building was subsequently razed and the Company took a one-time depreciation charge of $1.9 million. The property has been reclassified as “land for projects under development, expansion and/or future development”, and is no longer included as one of the Company’s operating properties. During the fourth quarter of 2008, the Company wrote off, principally in general and administrative expenses, approximately $1.1 million of costs related to terminated transactions or developments, principally a land parcel held for development in Ephrata, Pennsylvania ($450,000) and the cancelation of a proposed second joint venture with Homburg Invest Inc. ($203,000).
     Subsequent to December 31, 2008, the Company sold (1) its 6,000 sq. ft. McDonalds/Waffle House property, located in Medina, Ohio, for a sales price of $1.3 million, and (2) its 10,000 sq. ft. CVS property located in Westfield, New York for a sales price of $1.7 million. In accordance with SFAS 144, the carrying values of the assets of these properties, principally the net book values of the real estate, have been reclassified as “held for sale” on the Company’s consolidated balance sheets at December 31, 2008 and 2007. There were no related “held for sale” liabilities associated with the properties. In addition, the properties’ results of operations have been classified as “discontinued operations” for all periods presented in the consolidated statements of income.
Summary of Critical Accounting Policies
     The preparation of the consolidated financial statements in conformity with GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition and the allowance for doubtful accounts receivable, real estate investments and purchase accounting allocations related thereto, asset impairment, and derivatives used to hedge interest-rate risks. Management’s estimates are based both on information that is currently available and on various other assumptions management believes to be reasonable under the circumstances. Actual results could differ from those estimates and those estimates could be different under varying assumptions or conditions.
     The Company has identified the following critical accounting policies, the application of which requires significant judgments and estimates:
Revenue Recognition
     Rental income with scheduled rent increases is recognized using the straight-line method over the respective terms of the leases. The aggregate excess of rental revenue recognized on a straight-line basis over base rents under applicable lease provisions is included in straight-line rents receivable on the consolidated balance sheet. Leases also generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes incurred; such income is recognized in the periods earned. In addition, certain operating leases contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. The Company defers recognition of contingent rental income until those specified targets are met.
     The Company must make estimates as to the collectibility of its accounts receivable related to base rent, straight-line rent, expense reimbursements and other revenues. Management analyzes accounts receivable by considering tenant creditworthiness, current economic conditions, and changes in tenants’ payment patterns when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on net income, because a higher bad debt allowance would result in lower net income, whereas a lower bad debt allowance would result in higher net income.

Real Estate Investments
     Real estate investments are carried at cost less accumulated depreciation. The provision for depreciation is calculated using the straight-line method based on estimated useful lives. Expenditures for maintenance, repairs and betterments that do not materially prolong the normal useful life of an asset are charged to operations as incurred. Expenditures for betterments that substantially extend the useful lives of real estate assets are capitalized. Real estate investments include costs of development and redevelopment activities, and construction in progress. Capitalized costs, including interest and other carrying costs during the construction and/or renovation periods, are included in the cost of the related asset and charged to operations through depreciation over the asset’s estimated useful life. The Company is required to make subjective estimates as to the useful lives of its real estate assets for purposes of determining the amount of depreciation to reflect on an annual basis. These assessments have a direct impact on net income. A shorter estimate of the useful life of an asset would have the effect of increasing depreciation expense and lowering net income, whereas a longer estimate of the useful life of an asset would have the effect of reducing depreciation expense and increasing net income.
     The Company’s capitalization policy on its development and redevelopment properties is guided by SFAS No. 34, “Capitalization of Interest Cost” and SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”. A variety of costs are incurred in the acquisition, development and leasing of a property, such as pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs, and other costs incurred during the period of development. After a determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. The Company ceases capitalization on the portions substantially completed and occupied, or held available for occupancy, and capitalizes only those costs associated with the portions under construction. The Company considers a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but not later than one year from cessation of major construction activity. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. The effect of a longer capitalization period would be to increase capitalized costs and would result in higher net income, whereas the effect of a shorter capitalization period would be to reduce capitalized costs and would result in lower net income.
     The Company applies SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangibles”, in valuing real estate acquisitions. In connection therewith, the fair value of real estate acquired is allocated to land, buildings and improvements. In addition, the fair value of in-place leases is allocated to intangible lease assets and liabilities. The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, which value is then allocated to land, buildings and improvements based on management’s determination of the relative fair values of such assets. In valuing an acquired property’s intangibles, factors considered by management include an estimate of carrying costs during the expected lease-up periods, such as real estate taxes, insurance, other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on its evaluation of current market demand. Management also estimates costs to execute similar leases, including leasing commissions, tenant improvements, legal and other related costs. The principal impact of the adoption of SFAS No. 141R, “Business Combinations — a replacement of FASB Statement No. 141” (effective January 1, 2009), on the Company’s financial statements will be that the Company will expense most transaction costs relating to its acquisition activities. The amount of transaction costs deferred at December 31, 2008 that the Company will expense in the quarter ending March 31, 2009 was approximately $0.2 million.

     The value of in-place leases is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates, over (ii) the estimated fair value of the property as if vacant. Above-market and below-market in-place lease values are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be received and management’s estimate of market lease rates, measured over the non-cancelable terms of the respective leases. The value of other intangibles is amortized to expense, and the above-market and below-market lease values are amortized to rental income, over the remaining non-cancelable terms of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be recognized in operations at that time.
     Management is required to make subjective assessments in connection with its valuation of real estate acquisitions. These assessments have a direct impact on net income, because (i) above-market and below-market lease intangibles are amortized to rental income, and (ii) the value of other intangibles is amortized to expense. Accordingly, higher allocations to below-market lease liability and other intangibles would result in higher rental income and amortization expense, whereas lower allocations to below-market lease liability and other intangibles would result in lower rental income and amortization expense.
     The Company applies SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to recognize and measure impairment of long-lived assets. Management reviews each real estate investment for impairment whenever events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. The review of recoverability is based on an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These estimates of cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If an impairment event exists due to the projected inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds estimated fair value. A real estate investment held for sale is carried at the lower of its carrying amount or estimated fair value, less the cost of a potential sale. Depreciation and amortization are suspended during the period the property is held for sale. Management is required to make subjective assessments as to whether there are impairments in the value of its real estate properties. These assessments have a direct impact on net income, because an impairment loss is recognized in the period that the assessment is made.
Stock-Based Compensation
     SFAS No. 123R, “Share-Based Payments”, establishes financial accounting and reporting standards for stock-based employee compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees in amounts based on the price of the employer’s stock. The statement also defines a fair value-based method of accounting for an employee stock option or similar equity instrument.
     The Company’s 2004 Stock Incentive Plan (the “Incentive Plan”) provides for the granting of incentive stock options, stock appreciation rights, restricted shares, performance units and performance shares. The maximum number of shares of the Company’s common stock that may be issued pursuant to the Incentive Plan, as amended, is 2,750,000, and the maximum number of shares that may be granted to a participant in any calendar year is 250,000. Substantially all grants issued pursuant to the Incentive Plan are “restricted stock grants” which specify vesting (i) upon the third anniversary of the date of grant for time-based grants, or (ii) upon the completion of a designated period of performance for performance-based grants. Time–based grants are valued according to the market price for the Company’s common stock at the date of grant. For performance-based grants, the Company engages an independent appraisal company to determine the value of the shares at the date of grant, taking into account the underlying contingency risks associated with the performance criteria. These value estimates have a direct impact on net income, because higher valuations would result in lower net income, whereas lower valuations would result in higher net income. The value of such grants is being amortized on a straight-line basis over the respective vesting periods, as adjusted for fluctuations in the market value of the Company’s common stock, in accordance with the provisions of EITF No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested”.
Results of Operations
     Differences in results of operations between 2008 and 2007, and between 2007 and 2006, respectively, were primarily the result of the Company’s property acquisition program and continuing development/redevelopment activities. During the period January 1, 2007 through December 31, 2008, the Company acquired 24 shopping and convenience centers aggregating approximately 2.2 million sq. ft. of GLA, purchased the joint venture minority interests in four properties, and acquired approximately 200 acres of land for development, expansion and/or future development, for a total cost of approximately $116.5 million. In addition, the Company placed into service two ground-up developments having an aggregate cost of approximately $6.3 million. Net income was $21.0 million in 2008 as compared with $24.0 million in 2007 and $16.9 million in 2006.
Comparison of 2008 to 2007

						Properties
				Percentage	Acquisitions	held in
	2008	2007	Increase	change	and other (ii)	both years

Total revenues	$174,129,000	$154,119,000	$20,010,000	13%	$23,093,000	$(3,083,000)
Property operating expenses	49,392,000	41,022,000	8,370,000	20%	7,222,000	1,148,000
Depreciation and amortization	49,745,000	42,104,000	7,641,000	18%	8,706,000	(1,065,000)
General and administrative	9,441,000	9,041,000	400,000	4%	n/a	n/a

Non-operating income and expense, net (i)	44,717,000	38,107,000	6,610,000	17%	n/a	n/a

Income from discontinued operations	175,000	172,000	3,000	2%	n/a	n/a

(i)	Non-operating income and expense consists principally of interest expense (including amortization of deferred financing costs), and equity in income of an unconsolidated joint venture.

(ii)	Includes principally the results of properties acquired after January 1, 2007. Amounts also include (a) unallocated property and construction management compensation and benefits (including stock-based compensation), and (b) results of a property in Wyoming, Michigan that was demolished in the second quarter of 2008 as part of the redevelopment plans for the property.
     Properties held in both years. The Company held 94 properties throughout 2008 and 2007. Total revenues decreased primarily as a result of (i) a decrease in the amortization of intangible lease liabilities ($230,000) resulting from expiration of applicable lease terms in the ordinary course, (ii) a decrease in the straight-line rents in the ordinary course ($1,063,000) partially offset by an increase in base rent from lease commencements at the Company’s properties ($579,000) which includes a decrease in base rent at a property in which a tenant vacated ($417,000), (iii) a decrease in percentage rental income due to some lower tenant sales ($654,000), (iv) a decrease in tenant recoveries ($856,000) primarily due to a higher collection rate in 2007 due to billing system improvements made in 2006 and 2007 and (v) a decrease in other income ($859,000) predominately related to a decrease in lease termination income partially offset by an increase in insurance proceeds.

     Property operating expenses increased as a result of (i) an increase in real estate and other property-related taxes, related principally to reassessments of properties previously acquired and completed development and redevelopment ($440,000), (ii) an increase in the provision for doubtful accounts primarily due to a higher collection rate in 2007 due to billing system improvements made in 2006 and 2007 ($647,000), (iii) an increase in non-billable expenses and operating expenses primarily due to expenses related to the above-mentioned insurance proceeds ($514,000), partially offset by (iv) a decrease in snow removal costs ($453,000).
     General and administrative expenses. General and administrative expenses increased primarily as a result of the write off of costs associated with terminated transactions, increased compensation costs, increased professional fees and the Company’s continued growth, partially offset by costs incurred in 2007 associated with the retirement of a senior executive and the initial compensation/relocation costs of his replacement ($1,535,000 in the aggregate).
     Non-operating income and expense. Non-operating income and expense, net, increased primarily as a result of (i) increased interest costs from borrowings related to property acquisitions and acquisitions of a joint venture partner’s interests, partially off-set by (ii) earnings from an unconsolidated joint venture acquired in November 2006 and additional investment in the unconsolidated joint venture made in April of 2008.
Comparison of 2007 to 2006

						Properties
				Percentage	Acquisitions	held in
	2007	2006	Increase	change	and other (ii)	both years

Total revenues	$154,119,000	$126,182,000	$27,937,000	22%	$24,792,000	$3,145,000
Property operating expenses	41,022,000	35,137,000	5,885,000	17%	5,589,000	296,000
Depreciation and amortization	42,104,000	34,827,000	7,277,000	21%	7,958,000	(681,000)
General and administrative	9,041,000	6,086,000	2,955,000	49%	n/a	n/a

Non-operating income and expense, net (i)	38,107,000	33,373,000	4,734,000	14%	n/a	n/a

Income from discontinued operations	172,000	171,000	1,000	1%	n/a	n/a

(i)	Non-operating income and expense consists principally of interest expense (including amortization of deferred financing costs), and equity in income of an unconsolidated joint venture.

(ii)	Includes principally the results of properties acquired after January 1, 2006. Amounts also include unallocated property and construction management compensation and benefits (including stock-based compensation).
     Properties held in both years. The Company held 80 properties throughout 2007 and 2006. Total revenues increased primarily as a result of (i) an increase in base rent from lease commencements at the Company’s development, redevelopment and stabilized properties ($2,699,000), (ii) an increase in expense recoveries (see increase in property operating expenses below) ($2,051,000), and (iii) an increase in lease termination fees ($1,195,000), offset by (x) a decrease in the amortization of intangible lease liabilities ($1,873,000), resulting from (a) the impact of purchase accounting allocations in the first quarter of 2006 applicable to properties acquired during 2005 (which also resulted in a decrease in depreciation and amortization expense) and (b) acceleration of amortization in 2006 relating to prematurely-terminated leases, (y) a decrease in straight-line rents in the ordinary course ($884,000), and (z) a decrease in percentage rents ($43,000).

     Property operating expenses increased as a result of (i) an increase in snow removal costs ($932,000), (ii) an increase in real estate and other property-related taxes, related principally to reassessments of properties previously acquired and completed development and redevelopment projects ($785,000), and (iii) an increase in other operating expenses ($138,000), offset by a decrease in the provision for doubtful accounts, as a result of improved collections ($1,559,000).
     General and administrative expenses. General and administrative expenses increased primarily as a result of costs associated with the retirement of a senior executive and the initial compensation/relocation costs of his replacement ($1,535,000 in the aggregate), increased compensation costs, and the Company’s continued growth.
     Non-operating income and expense. Non-operating income and expense, net, increased primarily as a result of (i) increased interest costs from borrowings related to property acquisitions, as reduced by the impact on interest costs of proceeds from common stock sales throughout 2006 used initially to reduce outstanding borrowings under the Company’s stabilized property credit facility, partially offset by (ii) earnings from an unconsolidated joint venture acquired in November 2006.
Liquidity and Capital Resources
     The Company funds operating expenses and other short-term liquidity requirements, including debt service, tenant improvements, leasing commissions, and preferred and common dividend distributions, primarily from operating cash flows. The Company has also used its stabilized property credit facility for these purposes. The Company expects to fund long-term liquidity requirements for property acquisitions, development and/or redevelopment costs, capital improvements, and maturing debt initially with its credit facilities and construction financing, and ultimately through a combination of issuing and/or assuming additional mortgage debt, the sale of equity securities, the issuance of additional OP Units, and the sale of properties or interests therein (including joint venture arrangements).
     The Company expects to fund its short-term liquidity requirements principally from the following: (i) cash and cash equivalents, (ii) availability under its credit facilities, and (iii) mortgage financing of development projects after they are completed. There has been a recent fundamental contraction of the U.S.credit and capital markets, whereby banks and other credit providers have tightened their lending standards and severely restricted the availability of credit. Accordingly, for this and other reasons, there can be no assurance that the Company will have the availability of mortgage financing on completed development projects, additional construction financing, net proceeds from the contribution of properties to joint ventures, or proceeds from the refinancing of existing debt.
     In January 2009, the Company’s Board of Directors reduced the quarterly dividend payable in February by one-half to an annual rate of $0.45 per share, an annual saving of approximately $21 million. This decision was in response to the current state of the economy, the difficult retail environment and the constrained capital markets.
     The Company has a $300 million stabilized property credit facility with Bank of America, N.A. (as agent) and several other banks, pursuant to which the Company has pledged certain of its shopping center properties as collateral for borrowings thereunder. The facility, as amended, is expandable to $400 million, subject to certain conditions, including acceptable collateral. Originally scheduled to mature in January 2009, the facility has been extended to January 30, 2010. Borrowings outstanding under the facility aggregated $250.2 million at December 31, 2008, and such borrowings bore interest at an average rate of 2.7% per annum. Borrowings under the facility bear interest at the Company’s option at either LIBOR or the agent bank’s prime rate, plus a basis points (“bps”) spread depending upon the Company’s leverage ratio, as defined, measured quarterly. The LIBOR spread ranges from 110 to 145 bps (the spread as of December 31, 2008 was 125 bps, which will remain in effect through March 31, 2009). The prime rate spread ranges from 0 to 50 bps (the spread as of December 31, 2008 was 0 bps, which will remain in effect through March 31, 2009). The facility also requires an unused portion fee of 15 bps. The credit facility has been used to fund acquisitions, development and redevelopment activities, capital expenditures, mortgage repayments, dividend distributions, working capital and other general corporate purposes. The facility is subject to customary financial covenants, including limits on leverage and distributions (limited to 95% of funds from operations, as defined), and other financial statement ratios. As of December 31, 2008, based on covenant measurements and collateral in place, the Company was permitted to draw up to approximately $287.7 million, of which approximately $37.5 million remained available as of that date. As of December 31, 2008, the Company was in compliance with the financial covenants and financial statement ratios required by the terms of the stabilized property credit facility.
     With respect to the Company’s $300 million stabilized property credit facility, the Company intends to enter into a similar credit facility by January 30, 2010, the extended maturity date of the existing facility. In the event the Company is unable to arrange a new facility or to further extend the existing facility on terms generally similar to the present facility, or if members of the borrowing syndicate should not continue to participate in the facility at the same or reduced levels, or if additional commitments cannot be obtained from existing members or potential additional members of such syndicate, the Company may not be able to find alternate financing sources or to find such financing sources at borrowing rates, including spreads over LIBOR or other floating-rate measures, which would be acceptable to the Company.
     The Company has a $150 million development property credit facility with KeyBank, National Association (as agent) and several other banks, pursuant to which the Company has pledged certain of its development and redevelopment projects as collateral for borrowings to be made thereunder. This facility is expandable to $250 million, subject to certain conditions, including acceptable collateral, and will expire in June 2011, subject to a one-year extension option. Borrowings outstanding under the facility aggregated $54.3 million at December 31, 2008 and bore interest at a rate of 3.4% per annum. Borrowings under the facility bear interest at the Company’s option at either LIBOR or the agent bank’s prime rate, plus a spread of 225 bps or 75 bps, respectively. The facility also requires an unused portion fee of 15 bps. As of December 31, 2008, based on covenant measurements and collateral in place, the Company was permitted to draw up to an additional $61.8 million, which will become available as approved project costs are incurred. As of December 31, 2008, the Company was in compliance with the financial covenants and financial statement ratios required by the terms of the development property credit facility, which are similar to those contained in the stabilized property credit facility. The Company plans to add additional properties to the collateral pool of this facility as their respective stages of development permit, with the intent of making a substantial portion of the facility available.
     The Company has a $77.7 million construction facility with Manufacturers and Traders Trust Company (as agent) and several other banks, pursuant to which the Company has pledged its joint venture development project in Pottsgrove, Pennsylvania as collateral for borrowings to be made thereunder. This facility will expire in September 2011. Borrowings outstanding under the facility aggregated $29.2 million at December 31, 2008 and bore interest at a rate of 3.5% per annum. Borrowings under the facility bear interest at the Company’s option at either LIBOR plus a spread of 225 bps, or the agent bank’s prime rate. As of December 31, 2008, the Company was in compliance with the financial covenants and financial statement ratios required by the terms of the construction facility.
     Mortgage loans payable at December 31, 2008 consisted of fixed-rate notes totaling $655.7 million (with a weighted average interest rate of 5.8%) and variable-rate debt totaling $357.8 million, principally advances outstanding under the Company’s variable-rate credit facilities (with a weighted average interest rate of 3.1%). Total mortgage loans payable have an overall weighted average interest rate of 4.8% and mature at various dates through 2029. The Company had an approximately $9.0 million debt balloon payment due which was paid in January 2009 and has approximately $8.5 million of scheduled debt principal amortization payments in 2009.
     The terms of several of the Company’s mortgage loans payable require the Company to deposit certain replacement and other reserves with its lenders. Such “restricted cash” is generally available only for property-level requirements for which the reserve was established, and is not available to fund other property-level or Company-level obligations.
Contractual obligations and commercial commitments
     The following table sets forth the Company’s significant debt repayment, interest and operating lease obligations at December 31, 2008 (in thousands):

	Maturity Date
	2009	2010	2011	2012	2013	Thereafter	Total

Debt:
Mortgage loans payable (i)	$17,517	$18,758	$115,353	$40,053	$64,634	$452,668	$708,983
Stabilized property credit facility	—	250,190	—	—	—	—	250,190
Development property credit facility (ii)	—	—	54,300	—	—	—	54,300
Interest payments (iii)	48,533	41,822	36,936	31,784	28,033	58,089	245,197
Operating lease obligations	935	741	704	668	659	19,404	23,111

Total	$66,985	$311,511	$207,293	$72,505	$93,326	$530,161	$1,281,781

(i)	Does not include $15.7 million mortgage loan payable by the Company’s 76.3%-owned unconsolidated joint venture, which is due in May 2011.

(ii)	Subject to a one-year extension option.

(iii)	Represents interest payments expected to be incurred on the Company’s debt obligations as of December 31, 2008 inclusive of capitalized interest. For variable-rate debt, the rate in effect at December 31, 2008 is assumed to remain in effect until the maturities of the respective obligations.
     In addition, the Company plans to spend between $85 million and $112 million during 2009 in connection with development and redevelopment activities in process as of December 31, 2008.
Net Cash Flows
Operating Activities
     Net cash flows provided by operating activities amounted to $60.3 million during 2008, compared to $53.5 million during 2007 and $40.9 million during 2006. The increase in operating cash flows during 2008, 2007 and 2006 were primarily the result of property acquisitions.
Investing Activities
     Net cash flows used in investing activities were $150.9 million in 2008, $192.4 million in 2007 and $190.1 million in 2006, and were primarily the result of the Company’s acquisition program. During 2008, the Company acquired four shopping and convenience centers, acquired land for development, expansion and/or future development and incurred expenditures for property improvements, an aggregate of $131.4 million. The Company also purchased the joint venture minority interests in four properties for $17.5 million. During 2007, the Company acquired 20 shopping and convenience centers and land for development, expansion and/or future development and incurred expenditures for property improvements, an aggregate of $187.5 million. During 2006, the Company acquired 13 shopping and convenience centers and land for development, expansion and/or future development, and incurred expenditures for property improvements, an aggregate of $186.7 million. In addition, the Company acquired, for $1.9 million, an interest in an unconsolidated joint venture, and sold, for $1.5 million, an interest in another unconsolidated joint venture.
Financing Activities
     Net cash flows provided by financing activities were $75.5 million in 2008, $143.7 million in 2007 and $158.0 million in 2006. During 2008, the Company received net advance proceeds of $114.1 million from its revolving credit facilities, $106.7 million in net proceeds from mortgage financings, and $6.3 million in contributions from noncontrolling interests (minority interest partners), offset by the repayment of mortgage obligations of $93.3 million (including $84.8 million of mortgage balloon payments), preferred and common stock distributions of $47.9 million, the payment of financing costs of $5.1 million, distributions paid to noncontrolling interests (minority and limited partner interests) of $5.2 million, and the redemption of noncontrolling interests (a limited partner’s OP Units) of $0.1 million. During 2007, the Company received net advance proceeds of $122.0 million from the stabilized property credit facility, $53.2 million in contributions from noncontrolling interests (minority interest partners), $34.5 million in net proceeds from mortgage financings, and $3.9 million in net proceeds from public offerings, offset by preferred and common stock distributions of $47.6 million, the repayment of mortgage obligations of $16.2 million (including $7.6 million of mortgage balloon payments), the payment of financing costs of $3.2 million, and distributions paid to noncontrolling interests (minority and limited partner interests) of $2.9 million. During 2006, the Company received $207.9 million in net proceeds from public offerings and $118.9 million in net proceeds from mortgage financings, offset by a net reduction of $79.0 million in the outstanding balance of the Company’s stabilized property secured revolving credit facility, the repayment of mortgage obligations of $47.6 million, preferred and common stock distributions of $37.2 million, distributions paid to noncontrolling interests (minority and limited partner interests) of $2.8 million, and the payment of financing costs of $2.2 million.
Funds From Operations
     Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (i) as a criterion to determine performance-based bonuses for members of senior management, (ii) in performance comparisons with other shopping center REITs, and (iii) to measure compliance with certain financial covenants under the terms of the Loan Agreements relating to the Company’s credit facilities.
     The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income attributable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
     FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income attributable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. The following table sets forth the Company’s calculations of FFO for 2008, 2007 and 2006:

	2008	2007	2006

Net income attributable to common shareholders	$10,498,000	$14,092,000	$7,458,000
Add (deduct):
Real estate depreciation and amortization	49,521,000	41,918,000	34,741,000
Noncontrolling interests:
Limited partners’ interest	477,000	633,000	393,000
Minority interests in consolidated joint ventures	2,157,000	1,415,000	1,202,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(6,134,000)	(2,139,000)	(1,746,000)
Equity in income of unconsolidated joint venture	(956,000)	(634,000)	(70,000)
FFO from unconsolidated joint venture	1,296,000	905,000	117,000
Gain on sale of interest in unconsolidated joint venture	—	—	(141,000)

Funds From operations	$56,859,000	$56,190,000	$41,954,000

FFO per common share (assuming conversion of OP Units)	$1.22	$1.22	$1.21

Weighted average number of common shares:
Shares used in determination of earnings per share	44,475,000	44,193,000	32,926,000
Additional shares assuming conversion of OP Units	2,024,000	1,985,000	1,737,000

Shares used in determination of FFO per share	46,499,000	46,178,000	34,663,000

Inflation
     Low to moderate levels of inflation during the past several years have favorably impacted the Company’s operations by stabilizing operating expenses. However, the Company’s properties have tenants whose leases include expense reimbursements and other provisions to minimize the effect of inflation. At the same time, low inflation has had the indirect effect of reducing the Company’s ability to increase tenant rents upon the signing of new leases and/or lease renewals.

Item 8. Financial Statements and Supplementary Data
All other schedules have been omitted because the required information is not present, is not present in amounts sufficient to require submission of the schedule, or is included in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Cedar Shopping Centers, Inc.
We have audited the accompanying consolidated balance sheets of Cedar Shopping Centers, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the accompanying index to the financial statements and schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cedar Shopping Centers, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 2, effective January 1, 2009, the Company retrospectively adopted the presentation and disclosure requirements of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (FASB Statement No. 160)”.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cedar Shopping Centers, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2009 (not provided herein) expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
New York, New York
March 16, 2009
except for Note 2, as to which the date is June 8, 2009 and
except for Note 4, as to which the date is August 24, 2009

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	December 31,
	2008	2007

Assets
Real estate:
Land	$378,704,000	$312,883,000
Buildings and improvements	1,400,508,000	1,280,248,000

	1,779,212,000	1,593,131,000
Less accumulated depreciation	(146,804,000)	(103,481,000)

Real estate, net	1,632,408,000	1,489,650,000

Real estate held for sale	4,920,000	5,360,000
Investment in unconsolidated joint venture	4,976,000	3,757,000

Cash and cash equivalents	8,231,000	23,289,000
Restricted cash	14,004,000	14,857,000
Rents and other receivables, net	5,818,000	7,640,000
Straight-line rents receivable	14,297,000	11,424,000
Other assets	9,403,000	9,588,000
Deferred charges, net	33,071,000	29,419,000

Total assets	$1,727,128,000	$1,594,984,000

Liabilities and equity
Mortgage loans payable	$708,983,000	$661,074,000
Secured revolving credit facilities	304,490,000	190,440,000
Accounts payable and accrued expenses	46,548,000	26,068,000
Unamortized intangible lease liabilities	61,384,000	71,157,000

Total liabilities	1,121,405,000	948,739,000

Limited partners’ interest in Operating Partnership	14,271,000	15,578,000

Commitments and contingencies

Equity:
Cedar Shopping Centers, Inc. shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 150,000,000 shares authorized 44,468,000 and 44,238,000 shares, respectively, issued and outstanding)	2,668,000	2,654,000
Treasury stock (713,000 and 616,000 shares, respectively, at cost)	(9,175,000)	(8,192,000)
Additional paid-in capital	576,083,000	572,392,000
Cumulative distributions in excess of net income	(127,043,000)	(97,514,000)
Accumulated other comprehensive loss (income)	(7,256,000)	64,000

Total Cedar Shopping Centers, Inc. shareholders’ equity	524,027,000	558,154,000

Noncontrolling interests:
Minority interests in consolidated joint ventures	58,150,000	62,402,000
Limited partners’ interest in Operating Partnership	9,275,000	10,111,000

Total noncontrolling interests	67,425,000	72,513,000

Total equity	591,452,000	630,667,000

Total liabilities and equity	$1,727,128,000	$1,594,984,000

See accompanying notes to consolidated financial statements.

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income

	Years ended December 31,
	2008	2007	2006

Revenues:
Rents	$140,154,000	$123,209,000	$102,744,000
Expense recoveries	32,762,000	29,135,000	22,605,000
Other	1,213,000	1,775,000	833,000

Total revenues	174,129,000	154,119,000	126,182,000

Expenses:
Operating, maintenance and management	29,815,000	25,030,000	22,355,000
Real estate and other property-related taxes	19,577,000	15,992,000	12,782,000
General and administrative	9,441,000	9,041,000	6,086,000
Depreciation and amortization	49,745,000	42,104,000	34,827,000

Total expenses	108,578,000	92,167,000	76,050,000

Operating income	65,551,000	61,952,000	50,132,000
Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(45,957,000)	(39,529,000)	(34,225,000)
Interest income	284,000	788,000	641,000
Equity in income of unconsolidated joint venture	956,000	634,000	70,000
Gain on sale of interest in unconsolidated joint venture	—	—	141,000

Total non-operating income and expense	(44,717,000)	(38,107,000)	(33,373,000)

Income before discontinued operations	20,834,000	23,845,000	16,759,000

Income from discontinued operations	175,000	172,000	171,000

Net income	21,009,000	24,017,000	16,930,000

Less, net (income) attributable to noncontrolling interests:
Minority interests in consolidated joint ventures	(2,157,000)	(1,415,000)	(1,202,000)
Limited partners’ interest in Operating Partnership	(477,000)	(633,000)	(393,000)

Total net (income) attributable to noncontrolling interests	(2,634,000)	(2,048,000)	(1,595,000)

Net income attributable to Cedar Shopping Centers, Inc.	18,375,000	21,969,000	15,335,000

Preferred distribution requirements	(7,877,000)	(7,877,000)	(7,877,000)

Net income attributable to common shareholders	$10,498,000	$14,092,000	$7,458,000

Per common share (basic and diluted) attributable to common shareholders:
Continuing operations	$0.24	$0.32	$0.22
Discontinued operations	—	—	0.01

	$0.24	$0.32	$0.23

Amounts attributable to Cedar Shopping Centers, Inc. common shareholders, net of limited partners’ interest:
Income from continuing operations	$10,331,000	$13,927,000	$7,296,000
Income from discontinued operations	167,000	165,000	162,000

Net income	$10,498,000	$14,092,000	$7,458,000

Dividends to common shareholders	$40,027,000	$39,775,000	$29,333,000

Per common share	$0.90	$0.90	$0.90

Weighted average number of common shares outstanding	44,475,000	44,193,000	32,926,000

See accompanying notes to consolidated financial statements.

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Equity
Years ended December 31, 2008, 2007 and 2006

		Cedar Shopping Centers, Inc. Shareholders										Noncontrolling Interests
														Limited
		Preferred stock		Common stock				Cumulative	Accumulated	Unamortized			Minority	partners’
			$25.00			Treasury	Additional	distributions	other	deferred			interests in	interest in
	Total		Liquidation		$0.06	stock,	paid-in	in excess of	comprehensive	compensation			consolidated	Operating
	equity	Shares	value	Shares	Par value	at cost	capital	net income	income (loss)	plans	Total	Total	joint ventures	Partnership
Balance, December 31, 2005	$407,400,000	3,550,000	$88,750,000	29,618,000	$1,777,000	$(5,416,000)	$357,000,000	$(50,847,000)	$138,000	$(1,158,000)	$390,244,000	$17,156,000	$12,339,000	$4,817,000

Adoption of SFAS No. 123R							(1,158,000)			1,158,000	—
Net income	16,663,000							15,335,000			15,335,000	1,328,000	1,202,000	126,000
Unrealized gain on change in fair value of cash flow hedges	26,000								8,000		8,000	18,000	19,000	(1,000)

Total other comprehensive income	16,689,000										15,343,000	1,346,000	1,221,000	125,000

Deferred compensation activity, net	580,000			110,000	6,000	(962,000)	1,536,000				580,000
Net proceeds from sales of common stock	207,928,000			14,045,000	843,000		207,085,000				207,928,000
Preferred distribution requirements	(7,877,000)							(7,877,000)			(7,877,000)
Distributions to common shareholders (74.2% return of capital)/noncontrolling interests	(31,074,000)							(29,333,000)			(29,333,000)	(1,741,000)	(1,268,000)	(473,000)
Deconsolidation of noncontrolling interests’ subsidiary	(3,160,000)											(3,160,000)	(3,160,000)
Additional noncontrolling interests’ shares	5,889,000											5,889,000		5,889,000
Adjustment of Mezz OP Units to redemption value	(2,587,000)							(2,587,000)			(2,587,000)
Reallocation adjustment of noncontrolling interests	(350,000)						174,000				174,000	(524,000)		(524,000)

Balance, December 31, 2006	593,438,000	3,550,000	88,750,000	43,773,000	2,626,000	(6,378,000)	564,637,000	(75,309,000)	146,000	—	574,472,000	18,966,000	9,132,000	9,834,000

Net income	23,624,000							21,969,000			21,969,000	1,655,000	1,415,000	240,000
Unrealized loss on change in fair value of cash flow hedges	(284,000)								(82,000)		(82,000)	(202,000)	(200,000)	(2,000)

Total other comprehensive income	23,340,000										21,887,000	1,453,000	1,215,000	238,000

Deferred compensation activity, net	2,146,000			186,000	11,000	(1,814,000)	3,949,000				2,146,000
Net proceeds from sale of common stock	4,132,000			275,000	17,000		4,115,000				4,132,000
Conversion of OP Units into common stock	—			4,000	—		45,000				45,000	(45,000)		(45,000)
Preferred distribution requirements	(7,877,000)							(7,877,000)			(7,877,000)
Distributions to common shareholders (33.1% return of capital)/ noncontrolling interests	(41,519,000)							(39,775,000)			(39,775,000)	(1,744,000)	(1,063,000)	(681,000)
Additional noncontrolling interests’ shares	53,688,000											53,688,000	53,118,000	570,000
Adjustment of Mezz OP Units to redemption value	3,478,000							3,478,000			3,478,000
Reallocation adjustment of noncontrolling interests	(159,000)						(354,000)				(354,000)	195,000		195,000

Balance, December 31, 2007	630,667,000	3,550,000	88,750,000	44,238,000	2,654,000	(8,192,000)	572,392,000	(97,514,000)	64,000	—	558,154,000	72,513,000	62,402,000	10,111,000

Net income	20,719,000							18,375,000			18,375,000	2,344,000	2,157,000	187,000
Unrealized loss on change in fair value of cash flow hedges	(7,785,000)								(7,320,000)		(7,320,000)	(465,000)	(336,000)	(129,000)

Total other comprehensive income	12,934,000										11,055,000	1,879,000	1,821,000	58,000

Deferred compensation activity, net	2,372,000			225,000	13,000	(983,000)	3,342,000				2,372,000
Conversion of OP Units into common stock	—			5,000	1,000		67,000				68,000	(68,000)		(68,000)
Preferred distribution requirements	(7,877,000)							(7,877,000)			(7,877,000)
Distributions to common shareholders (45.2% return of capital)/ noncontrolling interests	(44,171,000)							(40,027,000)			(40,027,000)	(4,144,000)	(3,427,000)	(717,000)
Additional noncontrolling interests’ shares	6,364,000											6,364,000	6,364,000
Purchase/redemption of noncontrolling interests’ shares	(9,010,000)											(9,010,000)	(9,010,000)
Reallocation adjustment of noncontrolling interests	173,000						282,000				282,000	(109,000)		(109,000)

Balance, December 31, 2008	$591,452,000	3,550,000	$88,750,000	44,468,000	$2,668,000	$(9,175,000)	$576,083,000	$(127,043,000)	$(7,256,000)	$—	$524,027,000	$67,425,000	$58,150,000	$9,275,000

See accompanying notes to consolidated financial statements.

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows

	Years ended December 31,
	2008	2007	2006
Cash flow from operating activities:
Net income	$21,009,000	$24,017,000	$16,930,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Equity in income of unconsolidated joint venture	(956,000)	(634,000)	(70,000)
Distributions from unconsolidated joint venture	834,000	529,000	44,000
Gain on sale of interest in unconsolidated joint venture		—	(141,000)
Straight-line rents receivable	(2,876,000)	(3,451,000)	(3,285,000)
Depreciation and amortization	49,802,000	42,160,000	34,883,000
Amortization of intangible lease liabilities	(14,409,000)	(10,892,000)	(10,298,000)
Amortization relating to stock-based compensation	1,099,000	1,306,000	729,000
Amortization of deferred financing costs	1,790,000	1,233,000	1,448,000
Increases/decreases in operating assets and liabilities:
Rents and other receivables, net	1,822,000	(2,548,000)	(3,000)
Other	153,000	(4,265,000)	(2,654,000)
Accounts payable and accrued expenses	2,084,000	6,048,000	3,275,000

Net cash provided by operating activities	60,352,000	53,503,000	40,858,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(131,411,000)	(187,497,000)	(186,721,000)
Purchase of consolidated joint venture minority interests	(17,454,000)	—	—
Investment in unconsolidated joint venture	(1,097,000)	(8,000)	(1,949,000)
Proceeds from sale of interest in unconsolidated joint venture	—	—	1,466,000
Construction escrows and other	(965,000)	(4,927,000)	(2,901,000)

Net cash (used in) investing activities	(150,927,000)	(192,432,000)	(190,105,000)

Cash flow from financing activities:
Net advances (repayments) from revolving credit facilities	114,050,000	121,970,000	(79,010,000)
Proceeds from mortgage financings	106,738,000	34,493,000	118,869,000
Mortgage repayments	(93,317,000)	(16,177,000)	(47,558,000)
Payments of deferred financing costs	(5,062,000)	(3,187,000)	(2,215,000)
Proceeds from sales of common stock	—	3,910,000	207,928,000
Preferred distribution requirements	(7,877,000)	(7,877,000)	(7,877,000)
Distributions to common shareholders	(40,027,000)	(39,775,000)	(29,333,000)
Noncontrolling interests:
Contributions from consolidated joint venture minority interests, net	6,383,000	53,229,000	—
Distributions to consolidated joint venture minority interests	(3,427,000)	(1,063,000)	(1,268,000)
Redemption of Operating Partnership Units	(122,000)	—	—
Distributions to limited partners	(1,822,000)	(1,788,000)	(1,525,000)

Net cash provided by financing activities	75,517,000	143,735,000	158,011,000

Net (decrease) increase in cash and cash equivalents	(15,058,000)	4,806,000	8,764,000
Cash and cash equivalents at beginning of period	23,289,000	18,483,000	9,719,000

Cash and cash equivalents at end of period	$8,231,000	$23,289,000	$18,483,000

See accompanying notes to consolidated financial statements.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
Note 1. Organization and Basis of Preparation
     Cedar Shopping Centers, Inc. (the “Company”) was organized in 1984 and elected to be taxed as a real estate investment trust (“REIT”) in 1986. The Company focuses primarily on the ownership, operation, development and redevelopment of supermarket-anchored shopping centers in mid-Atlantic and Northeast coastal states. At December 31, 2008, the Company owned 121 operating properties, aggregating approximately 12.1 million square feet of gross leasable area (“GLA”).
     Cedar Shopping Centers Partnership, L.P. (the “Operating Partnership”) is the entity through which the Company conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. At December 31, 2008 and 2007, respectively, the Company owned 95.7% and 95.6% economic interests in, and is the sole general partner of, the Operating Partnership. The limited partners’ interest in the Operating Partnership (4.3% and 4.4% at December 31, 2008 and 2007, respectively) is represented by Operating Partnership Units (“OP Units”), and the carrying amount of such interest is adjusted at the end of each reporting period to an amount equal to the limited partners’ ownership percentage of the Operating Partnership’s net equity. The approximately 2,017,000 OP Units outstanding at December 31, 2008 are economically equivalent to the Company’s common stock and are convertible into the Company’s common stock at the option of the respective holders on a one-to-one basis.
     The consolidated financial statements include the accounts and operations of the Company, the Operating Partnership, its subsidiaries, and certain joint venture partnerships in which it participates. On January 3, 2008, the Company entered into a joint venture, in which it has a 75% general partnership interest, for the redevelopment of its shopping center and adjacent land parcels in Bloomsburg, Pennsylvania. On March 18, 2008, the Company acquired the remaining interests (three at 70% and one at 75%) in four supermarket-anchored properties in Pennsylvania previously owned in joint venture. On April 23, 2008, the Company entered into a joint venture, in which it has a 60% limited partnership interest, for the development of a supermarket-anchored shopping center in Hamilton Township (Stroudsburg), Pennsylvania. On September 12, 2008, the Company entered into a joint venture, in which it has a 60% limited partnership interest, for the development of a drug-store-anchored shopping center in Limerick, Pennsylvania.
     With respect to its ten consolidated operating joint ventures, the Company has general partnership interests of 20% in nine properties and 75% in one property. As (i) such entities are not variable-interest entities pursuant to the Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”), and (ii) the Company is the sole general partner and exercises substantial operating control over these entities pursuant to Emerging Issues Task Force (“EITF”) 04-05, “Determining Whether a General Partner, or General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights”, the Company has determined that such entities should be consolidated for financial statement purposes. EITF 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or similar entity in which it owns a minority interest.
     FIN 46R addresses the consolidation by business enterprises of variable interest entities. The Company consolidates all variable interest entities for which it is the primary beneficiary. Generally, a variable interest entity, or VIE, is an entity with one or more of the following characteristics: (a) the total

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) as a group, the holders of the equity investment at risk lack (i) the ability to make decisions about an entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. FIN 46R requires a VIE to be consolidated in the financial statements of the entity that is determined to be the primary beneficiary of the VIE. The primary beneficiary generally is the entity that will receive a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both.
     In determining whether the Company is the primary beneficiary of a VIE, it considers qualitative and quantitative factors including, but not limited to: the amount and characteristics of the Company’s investment; the obligation or likelihood for the Company or other investors to provide financial support; the Company’s and the other investors’ ability to control or significantly influence key decisions for the VIE; and the similarity with, and significance to, the business activities of the Company and the other investors. Significant judgments related to these determinations include estimates about the current and future fair values and performance of real estate held by these VIE’s and general market conditions.
     The Company’s three 60%-owned joint ventures for development projects in Limerick, Pottsgrove and Stroudsburg, Pennsylvania, are consolidated as they are deemed to be VIE’s and the Company is the primary income or loss beneficiary in each case. Real estate with a carrying value of $88.6 million collateralized the $38.0 million of debt of those VIE’s.
     The Company has deposits on land to be purchased for development of $1.7 million at December 31, 2008 which are VIE’s. The Company has not consolidated these VIE’s as it is not the primary income or loss beneficiary in each case.
     The Company has a 76.3% interest in an unconsolidated joint venture which owns a single-tenant office property in Philadelphia, Pennsylvania. Although the Company exercises influence over this joint venture, it does not have operating control. The Company has determined that this joint venture is not a variable-interest entity pursuant to FIN 46R. Accordingly, the Company accounts for its investment in this joint venture under the equity method.
     As used herein, the “Company” refers to Cedar Shopping Centers, Inc. and its subsidiaries on a consolidated basis, including the Operating Partnership or, where the context so requires, Cedar Shopping Centers, Inc. only.
Note 2. Summary of Significant Accounting Policies
     The accompanying financial statements are prepared on the accrual basis in accordance with accounting principles generally accepted in the United States (“GAAP”), which requires management to make estimates and assumptions that affect the disclosure of contingent assets and liabilities, the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the periods covered by the financial statements. Actual results could differ from these estimates.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
Reclassification
     The consolidated financial statements reflect certain reclassifications of prior period amounts, principally the retrospective adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB 51” and the application of EITF D-98, “Classification and Measurement of Redeemable Securities”. The reclassifications had no impact on previously-reported net income attributable to common shareholders or basic and diluted earnings per share.
Retrospective Adjustments Related to Noncontrolling Interests
     Effective January 1, 2009, the Company adopted the provisions of SFAS No. 160. SFAS 160 clarifies that a noncontrolling interest in a subsidiary (minority interests or certain limited partners’ interests, in the case of the Company), subject to the provisions of EITF D-98, is an ownership interest in a consolidated entity which should be reported as equity in the parent company’s consolidated financial statements. SFAS 160 requires a reconciliation of the beginning and ending balances of equity attributable to noncontrolling interests and disclosure, on the face of the consolidated statements of income, of those amounts of consolidated net income attributable to the noncontrolling interests, eliminating the past practice of reporting these amounts as an adjustment in arriving at consolidated net income. SFAS 160 requires a parent company to recognize a gain or loss in net income when a subsidiary is deconsolidated and requires the parent company to attribute to noncontrolling interests their share of losses, if appropriate, even if such attribution results in a deficit balance applicable to the noncontrolling interests within the parent company’s equity accounts. SFAS 160 requires retroactive application of the presentation and disclosure requirements for all periods presented. The Company has reclassified, for all periods presented, the balances related to minority interests in consolidated joint ventures and limited partners’ interests in the Operating Partnership into the consolidated equity accounts, as appropriate (certain non-controlling interests of the Company will continue to be classified in the mezzanine section of the balance sheet as these redeemable OP Units (“Mezz OP Units”) do not meet the requirements for equity classification under EITF D-98, since certain of the holders of OP Units have registration rights that provide such holders with the right to demand registration under the federal securities laws of the common stock of the Company issuable upon conversion of such OP Units). The Company adjusts the carrying value of the Mezz OP Units each period to equal the greater of its historical carrying value or its redemption value as prescribed by EITF D-98. Through December 31, 2008, the cumulative adjustment recorded to the carrying amounts of the Mezz OP Units was $0.
     Details of the carrying amounts of the Company’s noncontrolling interests that have been reclassified to equity are as follows:

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008

	December 31,
	2008	2007

Minority interests in consolidated joint ventures	$58,150,000	$62,402,000
Limited partners’ interest in Operating Partnership, as originally reported	23,546,000	25,689,000
Certain limited partners’ interests that did not meet the requirements for equity classification	(14,271,000)	(15,578,000)

Noncontrolling interests reflected in equity	$67,425,000	$72,513,000

     Details of reclassifications to the consolidated statement of cash flows is summarized as follows:

	Years ended December 31,
	2008	2007	2006

Cash flow from operating activities:
As originally reported	$59,370,000	$51,504,000	$40,286,000
Reclassification from adoption of SFAS 160	982,000	1,999,000	572,000

As updated	$60,352,000	$53,503,000	$40,858,000

Cash flow from financing activities:
As originally reported	$77,584,000	$143,350,000	$159,103,000
Reclassification from adoption of SFAS 160	(2,067,000)	385,000	(1,092,000)

As updated	$75,517,000	$143,735,000	$158,011,000

Real Estate Investments and Discontinued Operations
     Real estate investments are carried at cost less accumulated depreciation. The provision for depreciation is calculated using the straight-line method based upon the following estimated useful lives of the respective assets:

Buildings and improvements	40 years
Tenant improvements	Over the lives of the respective leases
     Depreciation expense amounted to $45,630,000, $38,731,000 and $31,811,000 for 2008, 2007 and 2006, respectively. Expenditures for betterments that substantially extend the useful lives of the properties are capitalized. Expenditures for maintenance, repairs, and betterments that do not materially prolong the normal useful life of an asset are charged to operations as incurred, and amounted to $7,400,000, $6,574,000 and $4,357,000 for 2008, 2007 and 2006, respectively.
     Upon the sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected as discontinued operations. In addition, prior periods’ financial statements would be reclassified to eliminate the operations of sold properties. Real estate investments include costs of development and redevelopment activities, and construction in progress. Capitalized costs, including interest and other carrying costs during the construction and/or renovation periods, are included in the cost of the related asset and charged to operations through depreciation over the asset’s estimated useful life. Interest and financing costs capitalized amounted to $6,691,000, $4,142,000 and $3,676,000 for 2008, 2007 and 2006, respectively.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
     The Company’s capitalization policy on its development and redevelopment properties is guided by SFAS No. 34, “Capitalization of Interest Cost” and SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”. A variety of costs are incurred in the acquisition, development and leasing of a property, such as pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs, and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. The Company ceases capitalization on the portions substantially completed and occupied, or held available for occupancy, and capitalizes only those costs associated with the portions under construction. The Company considers a construction project to be substantially completed and held available for occupancy upon the completion of tenant improvements, but not later than one year from cessation of major construction activity.
     SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, requires that management review each real estate investment for impairment whenever events or circumstances indicate that the carrying value of a real estate investment may not be recoverable. The review of recoverability is based on an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If an impairment event exists due to the projected inability to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds estimated fair value. No impairment provisions were recorded by the Company during the three years ended December 31, 2008. Real estate investments held for sale are carried at the lower of their respective carrying amounts or estimated fair values, less costs to sell. Depreciation and amortization are suspended during the periods held for sale.
     In May 2007, the Company decided to dispose of Stadium Plaza, located in East Lansing, Michigan. The property, with 78,000 sq. ft. of GLA, was being marketed and, in accordance with SFAS No. 144, the carrying value of the property’s assets (principally the net book value of the real estate) was classified as “held for sale” on the Company’s consolidated balance sheets. In May 2008, the Company reconsidered its decision to sell the property and, as a result, the property has been reclassified as “held and used”. The reclassified amounts have been adjusted for depreciation and amortization expense (approximately $360,000) that would have been recognized had the property been continuously classified as “held and used”.
     FIN 47, “Accounting for Conditional Asset Retirement Obligations”, provides clarification of the term “conditional asset retirement obligation” as used in SFAS No. 143, “Asset Retirement Obligations”, to be a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Company. The Interpretation requires that the Company record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. Environmental studies conducted at the time of acquisition with respect to all of the Company’s properties did not reveal any material environmental liabilities, and the Company is unaware of any subsequent environmental matters that would have created a material liability. The Company believes that its properties are currently in material compliance with applicable environmental, as well as non-environmental, statutory and regulatory requirements. There were no conditional asset retirement obligation liabilities recorded by the Company during the three years ended December 31, 2008.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
Intangible Lease Asset/Liability
     SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangibles”, require that management allocate the fair value of real estate acquired to land, buildings and improvements. In addition, the fair value of in-place leases is allocated to intangible lease assets and liabilities.
     The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, which value is then allocated to land, buildings and improvements based on management’s determination of the relative fair values of these assets. In valuing an acquired property’s intangibles, factors considered by management include an estimate of carrying costs during the expected lease-up periods, such as real estate taxes, insurance, other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on its evaluation of current market demand. Management also estimates costs to execute similar leases, including leasing commissions, tenant improvements, legal and other related costs.
     The value of in-place leases is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates, over (ii) the estimated fair value of the property as if vacant. Above-market and below-market in-place lease values are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be received and management’s estimate of market lease rates, measured over the non-cancelable terms of the respective leases. The value of other intangibles is amortized to expense, and the above-market and below-market lease values are amortized to rental income, over the remaining non-cancelable terms of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be recognized in operations at that time.
     With respect to all of the Company’s 2008 acquisitions, including the acquisition of the remaining interests in four properties previously owned in joint venture and consolidated for financial reporting purposes, the fair values of in-place leases and other intangibles have been allocated to the intangible asset and liability accounts. Such allocations are preliminary and are based on information and estimates available as of the respective dates of acquisition. As final information becomes available and is refined, appropriate adjustments are made to the purchase price allocations, which are finalized within twelve months of the respective dates of acquisition. Unamortized intangible lease liabilities relate primarily to below-market leases, and amounted to $61,384,000 and $71,157,000 at December 31, 2008 and 2007, respectively.
     As a result of recording the intangible lease assets and liabilities, (i) revenues were increased by $14,409,000, $10,892,000 and $10,298,000 for 2008, 2007 and 2006, respectively, relating to the amortization of intangible lease liabilities, and (ii) depreciation and amortization expense was increased correspondingly by $18,350,000, $14,437,000 and $12,034,000 for the respective three-year periods.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
     The unamortized balance of intangible lease liabilities of $61,384,000 at December 31, 2008 is net of accumulated amortization of $42,735,000, and will be credited to future operations through 2043 as follows:

2009	$12,285,000
2010	8,382,000
2011	6,627,000
2012	5,707,000
2013	5,199,000
Thereafter	23,184,000

$61,384,000

Cash and Cash Equivalents
     Cash and cash equivalents consist of cash in banks and short-term investments with original maturities of less than ninety days, and include cash at consolidated joint ventures of $1,897,000 and $2,982,000 at December 31, 2008 and 2007, respectively.
Restricted Cash
     The terms of several of the Company’s mortgage loans payable require the Company to deposit certain replacement and other reserves with its lenders. Such “restricted cash” is generally available only for property-level requirements for which the reserve was established, is not available to fund other property-level or Company-level obligations, and amounted to $14,004,000 and $14,857,000 at December 31, 2008 and 2007, respectively.
Rents and Other Receivables
     Management has determined that all of the Company’s leases with its various tenants are operating leases. Rental income with scheduled rent increases is recognized using the straight-line method over the respective terms of the leases. The aggregate excess of rental revenue recognized on a straight-line basis over base rents under applicable lease provisions is included in straight-line rents receivable on the consolidated balance sheet. Leases also generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes incurred; such income is recognized in the periods earned. In addition, certain operating leases contain contingent rent provisions under which tenants are required to pay a percentage of their sales in excess of a specified amount as additional rent. The Company defers recognition of contingent rental income until those specified sales targets are met.
     The Company must make estimates as to the collectibility of its accounts receivable related to base rent, straight-line rent, expense reimbursements and other revenues. Management analyzes accounts receivable and the allowance for bad debts by considering historical bad debts, tenant creditworthiness, current economic trends, and changes in tenants’ payment patterns when evaluating the adequacy of the allowance for doubtful accounts receivable. The allowance for doubtful accounts was $2,966,000 and

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
$1,372,000 at December 31, 2008 and 2007, respectively. The provision for doubtful accounts (included in operating, maintenance and management expenses) was $1,907,000, $862,000 and $2,186,000 in 2008, 2007 and 2006, respectively.
Concentration of Credit Risk
     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents in excess of insured amounts and tenant receivables. The Company places its cash and cash equivalents with high quality financial institutions. Management performs ongoing credit evaluations of its tenants and requires certain tenants to provide security deposits. Although these security deposits are insufficient to meet the terminal value of a tenant’s lease obligations, they are a measure of good faith and a partial source to offset the economic costs associated with lost rents and other charges, and the costs associated with releasing the space.
     Giant Food Stores, LLC (“Giant Foods”), which is owned by Ahold N.V., a Netherlands corporation, accounted for approximately 12%, 13% and 11% of the Company’s total revenues in 2008, 2007 and 2006, respectively. Giant Foods, in combination with Stop & Shop, Inc. which is also owned by Ahold N.V., accounted for approximately 15%, 15% and 14% of the Company’s total revenues in 2008, 2007 and 2006, respectively.
     Total revenues from properties located in Pennsylvania amounted to 47%, 54% and 55% of consolidated total revenues in 2008, 2007 and 2006, respectively.
Other Assets
     Other assets at December 31, 2008 and 2007 are comprised of the following:

	December 31,
	2008	2007

Prepaid expenses	$4,643,000	$4,493,000
Deposits	2,795,000	4,404,000
Other	1,965,000	691,000

	$9,403,000	$9,588,000

Deferred Charges, Net
     Deferred charges at December 31, 2008 and 2007 are net of accumulated amortization and are comprised of the following:

	December 31,
	2008	2007

Lease origination costs (i)	$19,408,000	$19,357,000
Financing costs (ii)	11,168,000	7,941,000
Other	2,495,000	2,121,000

	$33,071,000	$29,419,000

(i)	Lease origination costs include the amortized balance of intangible lease assets resulting from purchase accounting allocations of $13,035,000 and $14,056,000, respectively.

(ii)	Financing costs are incurred in connection with the Company’s credit facilities and other long-term debt.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
     Deferred charges are amortized over the terms of the related agreements. Amortization expense related to deferred charges (including amortization of deferred financing costs included in non-operating income and expense) amounted to $5,905,000, $4,606,000 and $4,464,000 for 2008, 2007 and 2006, respectively. The unamortized balances of deferred lease origination costs and deferred financing costs are net of accumulated amortization of $12,512,000 and $7,574,000, respectively, and will be charged to future operations as follows (lease origination costs through 2033, and financing costs through 2029):

	Lease
	origination	Financing
	costs	costs

Non-amortizing (i)	$821,000	$96,000
2009	3,080,000	4,415,000
2010	2,514,000	2,564,000
2011	2,184,000	1,711,000
2012	1,857,000	779,000
2013	1,569,000	628,000
Thereafter	7,383,000	975,000

	$19,408,000	$11,168,000

(i)	Represents (a) lease origination costs applicable to leases with commencement dates beginning after December 31, 2008, and (b) financing costs applicable to commitment fees/deposits relating to mortgage loans concluded after December 31, 2008.
Income Taxes
     The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986 (the “Code”), as amended. A REIT will generally not be subject to federal income taxation on that portion of its income that qualifies as REIT taxable income, to the extent that it distributes at least 90% of such REIT taxable income to its shareholders and complies with certain other requirements.
Derivative Financial Instruments
     The Company occasionally utilizes derivative financial instruments, principally interest rate swaps, to manage its exposure to fluctuations in interest rates. The Company has established policies and procedures for risk assessment, and the approval, reporting and monitoring of derivative financial instrument activities. The Company has not entered into, and does not plan to enter into, derivative financial instruments for trading or speculative purposes. Additionally, the Company has a policy of entering into derivative contracts only with major financial institutions. As of December 31, 2008, the Company believes it has no significant risk associated with non-performance of the financial institutions which are the counterparties to its derivative contracts. Additionally, based on the rates in effect as of December 31, 2008, if a counterparty were to default, the Company would receive a net interest benefit. At December 31, 2008, the Company had $33,685,000 of mortgage loans payable subject to interest rate swaps which converted LIBOR-based variable rates to fixed annual rates ranging from 5.4% to 7.13% per

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
annum. At that date, the Company had accrued liabilities (included in accounts payable and accrued expenses on the consolidated balance sheet) for (i) $4,079,000 relating to the fair value of interest rate swaps applicable to existing mortgage loans payable of $33,685,000, and (ii) $6,511,000 relating to an interest rate swap applicable to anticipated permanent financing of $28.0 million for its development joint venture project in Stroudsburg, Pennsylvania, bearing an effective date of June 1, 2010, termination date of June 1, 2020 and fixed rate of 5.56%. Charges and/or credits relating to the changes in fair values of such interest rate swaps are made to accumulated other comprehensive (loss) income, noncontrolling interests (minority interests in consolidated joint ventures and limited partners’ interest), or operations (included in interest expense), as appropriate. Total other comprehensive income was $12,934,000, $23,340,000 and $16,689,000 for 2008, 2007 and 2006, respectively. The total amount charged to operations was $223,000, $0 and $0 for 2008, 2007 and 2006, respectively. Currently, all of the Company’s derivative instruments are designated as effective hedging instruments.
Earnings Per Share
     In accordance with SFAS No. 128, “Earnings Per Share”, basic earnings per share (“EPS”) is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding for the period (including restricted shares and shares held by Rabbi Trusts). Fully-diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into shares of common stock; such additional dilutive shares amounted to 0, 4,000 and 129,000 for 2008, 2007 and 2006, respectively.
Stock-Based Compensation
     SFAS No. 123R, “Share-Based Payments” establishes financial accounting and reporting standards for stock-based employee compensation plans, including all arrangements by which employees receive shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees in amounts based on the price of the employer’s stock. The statement also defines a fair value-based method of accounting for an employee stock option or similar equity instrument.
     The Company’s 2004 Stock Incentive Plan (the “Incentive Plan”) provides for the granting of incentive stock options, stock appreciation rights, restricted shares, performance units and performance shares. As amended and approved by shareholders in June 2008, the maximum number of shares of the Company’s common stock that may be issued pursuant to the Incentive Plan is 2,750,000, and the maximum number of shares that may be granted to a participant in any calendar year may not exceed 250,000. Substantially all grants issued pursuant to the Incentive Plan are “restricted stock grants” which specify vesting (i) upon the third anniversary of the date of grant for time-based grants, or (ii) upon the completion of a designated period of performance for performance-based grants. Time–based grants are valued according to the market price for the Company’s common stock at the date of grant. For performance-based grants, the Company generally engages an independent appraisal company to determine the value of the shares at the date of grant, taking into account the underlying contingency risks associated with the performance criteria.
     In October 2006, the Company issued 35,000 shares of common stock as performance-based grants, which were to vest if the total annual return on an investment in the Company’s common stock (“TSR”) over the three-year period ending December 31, 2008 is equal to, or greater than, an average of

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
8% per year. The independent appraisal determined the value of the performance-based shares to be $12.07 per share, compared to a market price at the date of grant of $16.49 per share. With respect to the awards granted in 2006, the Company did not attain an average 8% TSR for such three-year period as provided by the Incentive Plan for vesting. However, the Compensation Committee of the Company’s Board of Directors took into account (1) that factors outside of the Company’s control resulted in the failure to achieve the requisite return, and (2) that the Company had outperformed its peer group during such three-year period. Accordingly, the Committee believed that it was appropriate to vest some of the awards and allowed 40% of the awards, or an aggregate of 14,000 shares, to vest. The decision had no impact on the Company’s results of operations.
     In February 2007, the Company issued 37,000 shares of common stock as performance-based grants, which will vest if the total annual return on an investment in the Company’s common stock over the three-year period ending December 31, 2009 is equal to, or greater than, an average of 8% per year. The independent appraisal determined the value of the performance-based shares to be $10.09 per share, compared to a market price at the date of grant of $16.45 per share. In January 2008 and June 2008, the Company issued 53,000 shares and 7,000 shares of common stock, respectively, as performance-based grants, which will vest if the total annual return on an investment in the Company’s common stock over the three-year period ending December 31, 2010 is equal to, or greater than, an average of 8% per year. The independent appraisal determined the value of the January 2008 performance-based shares to be $6.05 per share, compared to a market price at the date of grant of $10.07 per share; similar methodology determined the value of the June 2008 performance-based shares to be $10.31 per share, compared to a market price at the date of grant of $12.13 per share. The additional restricted shares issued during the respective periods were time-based grants, and amounted to 187,000 shares, 149,000 shares and 75,000 shares, respectively, for 2008, 2007 and 2006, respectively. The value of such grants is being amortized on a straight-line basis over the respective vesting periods, as adjusted for fluctuations in the market value of the Company’s common stock, in accordance with the provisions of Emerging Issues Task Force (or “EITF”) No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested”. Those grants of restricted shares that are transferred to Rabbi Trusts are classified as treasury stock in the Company’s consolidated balance sheet, and are accounted for pursuant to EITF No. 97-14. The following table sets forth certain stock-based compensation information for 2008, 2007 and 2006, respectively:

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008

	Years ended December 31,
	2008	2007	2006
Restricted share grants	247,000	186,000	110,000
Average per-share grant price	$9.39	$14.44	$15.07
Recorded as deferred compensation, net	$2,306,000	$2,694,000	$1,660,000

Charged to operations:
Amortization relating to stock-based compensation	$2,389,000	$2,154,000	$580,000
Adjustments to reflect changes in market price of Company’s common stock	(1,290,000)	(848,000)	149,000

Total charged to operations	$1,099,000	$1,306,000	$729,000

Non-vested shares:
Non-vested, beginning of period	380,000	203,000	96,000
Grants	247,000	186,000	110,000
Vested during period	(97,000)	(9,000)	(3,000)
Forfeitures	(22,000)	—	—

Non-vested, end of period	508,000	380,000	203,000

Average value of non-vested shares (based on grant price)	$12.27	$14.59	$14.68

Value of shares vested during the period (based on grant price)	$1,365,000	$120,000	$40,000

     At December 31, 2008, 2,124,000 shares remained available for grants pursuant to the Incentive Plan, and $2,774,000 remained as deferred compensation, to be amortized over various periods ending in June 2011.
     During 2001, pursuant to the 1998 Stock Option Plan (the “Option Plan”), the Company granted to directors options to purchase an aggregate of approximately 13,000 shares of common stock at $10.50 per share, the market value of the Company’s common stock on the date of the grant. The options are fully exercisable and expire in 2011. In connection with the adoption of the Incentive Plan, the Company agreed that it would not grant any more options under the Option Plan.
     In connection with an acquisition of a shopping center in 2002, the Operating Partnership issued warrants to purchase approximately 83,000 OP Units to a then minority interest partner in the property. Such warrants have an exercise price of $13.50 per unit, subject to certain anti-dilution adjustments, are fully vested, and expire in 2012.
401(k) Retirement Plan
     The Company has a 401(k) retirement plan (the “Plan”), which permits all eligible employees to defer a portion of their compensation under the Code. Pursuant to the provisions of the Plan, the Company may make discretionary contributions on behalf of eligible employees. The Company made contributions to the Plan of $243,000, $219,000 and $162,000 in 2008, 2007 and 2006, respectively.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
Supplemental consolidated statement of cash flows information

	Years ended December 31,
	2008	2007	2006
Supplemental disclosure of cash activities:
Interest paid	$49,006,000	$41,023,000	$35,336,000

Supplemental disclosure of non-cash activities:
Additions to deferred compensation plans	2,306,000	2,694,000	1,660,000
Issuance of non-interest-bearing purchase money mortgage (a)	(13,851,000)	—	—
Assumption of mortgage loans payable	(34,631,000)	(143,346,000)	(63,807,000)
Assumption of interest rate swap liabilities	(2,288,000)	—	—
Issuance of OP Units	—	(570,000)	(6,689,000)
Conversion of OP Units into common stock	68,000	45,000	—
Adjustment of Mezz OP Units to redemption value	—	3,478,000	(2,587,000)
Purchase accounting allocations:
Intangible lease assets	10,301,000	34,781,000	31,329,000
Intangible lease liabilities	(4,636,000)	(28,889,000)	(35,535,000)
Net valuation decreases (increases) in assumed mortgage loans payable (b)	143,000	191,000	(484,000)
Other non-cash investing and financing activities:
Accrued interest rate swap liabilities	(8,206,000)	(286,000)	27,000
Accrued real estate improvement costs	8,407,000	1,806,000	(2,359,000)
Accrued construction escrows	(479,000)	1,024,000	—
Accrued financing costs and other	(26,000)	—	—
Capitalization of deferred financing costs	988,000	393,000	—

Deconsolidation of Red Lion joint venture:
Real estate, net			$18,365,000
Mortgage loans payable			(16,310,000)
Other assets/liabilities, net			1,721,000
Minority interest			(2,411,000)

Investment in and advances to unconsolidated joint venture, as of January 1, 2006			$1,365,000

(a)	A $14,575,000 non-interest-bearing mortgage was issued in connection with a purchase of land, and was valued at a net amount of $13,851,000. This reflected a valuation decrease of $724,000 to a market rate of 9.25% per annum

(b)	The net valuation decreases (increases) in assumed mortgage loans payable result from adjusting the contract rates of interest (ranging from 6.2% per annum in 2008, 4.9% to 6.2% per annum in 2007 and 5.4% to 7.3% per annum in 2006) to market rates of interest (ranging from 6.6% per annum in 2008, 5.5% to 6.5% per annum in 2007 and 5.4% to 6.0% per annum in 2006).
Fair Value Measurements
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. SFAS 157 was effective for financial assets and liabilities on January 1, 2008. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157”, which delayed the effective date of SFAS No. 157 for all nonfinancial

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, at least annually. FSP 157-2 partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008. The Company does not expect the adoption of FSP 157-2 to have a material effect on the consolidated financial statements. These standards did not materially affect how the Company determines fair value, but resulted in certain additional disclosures. SFAS 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels:
•	Level 1 – Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 – Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
     The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in the assessment of fair value. Financial assets and liabilities measured at fair value in the consolidated financial statements consist of interest rate swaps. The fair values of interest rate swaps are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. The analysis reflects the contractual terms of the swaps, including the period to maturity, and uses observable market-based inputs, including interest rate curves (“significant other observable inputs”). The fair value calculation also includes an amount for risk of non-performance using “significant unobservable inputs” such as estimates of current credit spreads to evaluate the likelihood of default. The Company has concluded as of December 31, 2008 that the fair value associated to “significant unobservable inputs” for risk of non-performance was insignificant to the overall fair value of the interest rate swap agreements and, as a result, have determined that the relevant inputs for purposes of calculating the fair value of the interest rate swap agreements, in their entirety, were based upon “significant other observable inputs” pursuant to SFAS 157. These methods of assessing fair value result in a general approximation of value, and such value may never be realized.
     The carrying amounts of cash and cash equivalents, restricted cash, rents and other receivables, other assets, accounts payable and accrued expenses approximate fair value. The valuation of the liability for the Company’s interest rate swaps ($10,590,000 at December 31, 2008), was determined to be a Level 2 within the valuation hierarchy established by SFAS 157, and was based on independent values provided by financial institutions.
     The fair value of the Company’s fixed rate mortgage loans was estimated using “significant other observable inputs” such as available market information and discounted cash flows analyses based on borrowing rates we believe we could obtain with similar terms and maturities. As of December 31, 2008 and 2007, the aggregate fair values of the Company’s fixed rate mortgage loans were approximately $606,753,000 and $624,030,000, respectively; the carrying values of such loans were $655,681,000 and $656,320,000, respectively, at those dates.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
Recently-Issued Accounting Pronouncements
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159, which became effective for fiscal years beginning after November 15, 2007, also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The statement does not eliminate the disclosure requirements of other accounting standards, including requirements for disclosures about fair value measurements in SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, and SFAS No. 157. As prescribed by SFAS No. 159, the Company chose not to elect the fair value option.
     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations — a replacement of FASB Statement No. 141”, which applies to all transactions or events in which an entity obtains control of one or more businesses. SFAS 141(R) (i) establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, (ii) requires expensing of most transaction costs, and (iii) requires the acquiror to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 and early adoption is not permitted. The principal impact of the adoption of SFAS No. 141R on the Company’s financial statements will be that the Company will expense most transaction costs relating to its acquisition activities. The amount of transaction costs deferred at December 31, 2008 that the Company will expense in the quarter ending March 31, 2009 was approximately $0.2 million.
     In December 2008, the FASB issued FSP 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities”. FSP 140-4 and FIN 46(R)-8 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, to require public companies to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R) to require public enterprises, including sponsors that have a variable interest in a VIE, to provide additional disclosures about their involvement with VIE’s. FSP 140-4 and FIN 46(R)-8 are effective for the Company for the year ended December 31, 2008 and affect disclosures only. The adoption of this standard has no impact on the Company’s consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133”. SFAS 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Among other requirements, entities are required to provide enhanced disclosures about: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for the Company on January 1, 2009. Other than the enhanced disclosure requirements, the adoption of SFAS 161 is not expected to have a material effect on the Company’s consolidated financial statements.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
     In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, the objective of which is to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernment entities. Prior to the issuance of SFAS 162, GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards (“SAS”) 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. SAS 69 has been criticized because it is not directed to the entity, but directed to the entity’s independent public accountants. SFAS 162 addresses these issues by establishing that the GAAP hierarchy be directed to entities because it is the entity (not its independent public accountants) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. SFAS 162 was effective 60 days following the Securities and Exchange Commission’s approval on September 16, 2008, of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The adoption of SFAS 162 did not have an impact on the Company’s consolidated financial statements.
Note 3. Common and Preferred Stock
     The Company’s 8-7/8% Series A Cumulative Redeemable Preferred Stock has no stated maturity, is not convertible into any other security of the Company, and is redeemable at the Company’s option on or after July 28, 2009 at a price of $25.00 per share, plus accrued and unpaid distributions. The Company sold in April 2005 2,990,000 shares of its common stock (including 390,000 shares representing the exercise by the underwriters of their over-allotment option) at a price of $13.80 per share, and realized net proceeds, after underwriting fees and offering costs, of $40.3 million. Substantially all of the net proceeds from these offerings were used initially to repay amounts outstanding under the Company’s stabilized property credit facility.
     In June 2006, 3,250,000 common shares remaining under the agreement entered into in connection with an August 2005 public offering were settled at approximately $13.60 per share, as adjusted pursuant to the terms of the agreement, and the Company received net proceeds of approximately $44.2 million, substantially all of which were used initially to repay amounts outstanding under the Company’s stabilized property credit facility.
     In December 2006, the Company sold 7,500,000 shares of its common stock at a price of $16.00 per share, and realized net proceeds, after underwriting fees and offering costs, of approximately $113.8 million, substantially all of which were used initially to repay amounts outstanding under the Company’s stabilized property credit facility (in January 2007, the underwriters exercised their over-allotment option to the extent of 275,000 shares, and the Company realized additional net proceeds of $4.1 million).
     Pursuant to a registration statement filed in June 2005 and prospectus supplements thereto (applicable to a total of 7,000,000 shares), the Company was authorized to sell shares of its common stock through registered deferred offering programs. Pursuant to these programs, the Company sold 3,295,000 shares of its common stock during 2006, at an average price of $15.64 per share, resulting in net proceeds to the Company, after issuance expenses, of approximately $49.9 million. The Company has not authorized any sales under these programs during 2008 or 2007 and has discontinued such programs.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
     On September 12, 2007, stockholders approved amendments to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock to 150,000,000 and the number of authorized shares of preferred stock to 12,500,000.
Note 4. Real Estate
     Real estate at December 31, 2008 and 2007 is comprised of the following:

	Years ended December 31,
Cost	2008	2007 (a)
Balance, beginning of year	$1,593,131,000	$1,237,566,000
Properties acquired	109,631,000	321,915,000
Improvements and betterments	78,757,000	33,650,000
Write off of fully-depreciated assets	(2,307,000)	—

Balance, end of year	$1,779,212,000	$1,593,131,000

Accumulated depreciation
Balance, beginning of year	$103,481,000	$64,750,000
Depreciation expense	45,630,000	38,731,000
Write off of fully-depreciated assets	(2,307,000)	—

Balance, end of year	$146,804,000	$103,481,000

Net book value	$1,632,408,000	$1,489,650,000

Real estate held for sale	$4,920,000	$5,360,000

(a)	Restated to reflect the reclassifications to “real estate held for sale” of (i) a land parcel acquired in 2006, and (ii) two properties acquired in 2005 sold subsequent to December 31, 2008.
     Real estate net book value at December 31, 2008 and 2007 included projects under development and land held for expansion and/or future development of $165,313,000 and $48,258,000, respectively.
     During 2008, the Company acquired four shopping and convenience centers (including the remaining portion of a shopping center in addition to the supermarket anchor store it had acquired in 2005), purchased the joint venture minority interests in four properties, and acquired approximately 182 acres of land for development, expansion and/or future development.
     In April 2008, Value City, the only tenant at the Value City Shopping center, vacated its premises at the end of the lease term. In keeping with the Company’s redevelopment plans for the property, the vacant building was subsequently razed and the Company took a one-time depreciation charge of $1.9 million. The property has been reclassified as “land for projects under development, expansion and/or future development”, and is no longer included as one of the Company’s operating properties. During the fourth quarter of 2008, the Company wrote off, principally in general and administrative expenses, approximately $1.1 million ($0.02 per share) of costs related to terminated transactions or developments, principally a land parcel held for development in Ephrata, Pennsylvania ($450,000) and the cancelation of

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
a proposed second joint venture with Homburg Invest Inc. ($203,000). Upon the determination not to proceed with its development, the Ephrata land parcel has been reclassified to real estate held for sale in all periods presented. During the fourth quarter of 2008, the Company determined not to proceed with the development of a land parcel in Ephrata, Pennsylvania, and the land has been reclassified to “real estate held for sale” in all periods presented. Subsequent to December 31, 2008, the Company sold (1) its 6,000 sq. ft. McDonalds/Waffle House property, located in Medina, Ohio, for a sales price of $1.3 million, and (2) its 10,000 sq. ft. CVS property located in Westfield, New York for a sales price of $1.7 million. In accordance with SFAS 144, the carrying values of the assets of these properties, principally the net book values of the real estate, have been reclassified as “held for sale” on the Company’s consolidated balance sheets at December 31, 2008 and 2007. There were no related “held for sale” liabilities associated with the properties. In addition, the properties’ results of operations have been classified as “discontinued operations” for all periods presented in the consolidated statements of income.
     The following is a summary of the components of income from discontinued operations for 2008, 2007 and 2006:

	2008	2007	2006

Revenues:
Rents	$236,000	$238,000	$237,000
Expense recoveries	115,000	91,000	73,000

Total revenues	351,000	329,000	310,000

Expenses:
Operating, maintenance and management	22,000	25,000	25,000
Real estate and other property-related taxes	97,000	76,000	58,000
Depreciation and amortization	57,000	56,000	56,000

	176,000	157,000	139,000

Income from discontinued operations	$175,000	$172,000	$171,000

     The 2008 property acquisitions are summarized as follows:

	Number of		Acquisition
Property	properties	GLA	cost

Operating properties (i)	4	268,000	$54,509,000

Land for projects under development, expansion and/or future development	6	181.7 acres	55,122,000

Total			$109,631,000

     During 2007, the Company acquired 20 operating properties and approximately 18 acres of land for expansion and development. The 2007 property acquisitions are summarized as follows:

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008

	Number of		Acquisition
Property	properties	GLA	cost

WP Realty properties	6	866,000	$125,754,000
Caldwell properties	5	354,000	92,926,000
Carll’s Corner/Timpany Plaza	2	314,000	37,953,000
Price Chopper	1	102,000	21,941,000

	14	1,636,000	278,574,000
Other operating properties (i)	6	309,000	40,066,000

Total operating properties	20	1,945,000	318,640,000

Land for projects under development, expansion and/or future development	4	17.87 acres	3,275,000

Total			$321,915,000

(i)	The four and six operating properties acquired in 2008 and 2007, respectively, acquired individually and not as part of a portfolio, had acquisition costs of less than $20.0 million each.
Joint Venture Activities
2008 Transactions
     On January 3, 2008, the Company entered into a joint venture agreement for the redevelopment of its existing 351,000 sq. ft. shopping center in Bloomsburg, Pennsylvania, including adjacent land parcels comprising an additional 46 acres. The required equity contribution from the Company’s joint venture partner was $4.0 million for a 25% interest in the property. The Company used the funds to reduce the outstanding balance on its stabilized property credit facility.
     On March 7, 2008, a 60%-owned development joint venture of the Company acquired approximately 108 acres of land in Pottsgrove, Pennsylvania, for a shopping center development project. The $28.4 million purchase price, including closing costs, was funded by the issuance of a non-interest-bearing purchase money mortgage of $14.6 million, which was repaid when property-specific construction financing was concluded in September 2008. The balance of the purchase price was funded by the Company’s capital contribution to the joint venture which was funded from its stabilized property credit facility. As of December 31, 2008, the Company’s equity capital requirement of $28.7 million had been met, funded from its stabilized property credit facility. The remaining costs of development and construction of this project are being funded by the development property credit facility.
     On March 18, 2008, the Company acquired the remaining 70% interests in Fairview Plaza, Halifax Plaza and Newport Plaza, and the remaining 75% interest in Loyal Plaza, previously owned in joint venture with the same partner, and consolidated for financial reporting purposes, for a purchase price of approximately $17.5 million, which was funded from its stabilized property credit facility. The total outstanding mortgage loans payable on the properties were approximately $27.3 million at the time. The excess of the purchase price and closing costs over the carrying value of the minority interest partner’s accounts (approximately $8.4 million) was allocated to the Company’s real estate asset accounts.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
     On April 23, 2008 the Company entered into a joint venture for the construction and development of an estimated 137,000 sq. ft shopping center in Hamilton Township (Stroudsburg), Pennsylvania. Total project costs, including purchase of land parcels, are estimated at $37 million. The Company is committed to paying a development fee of $500,000 to the joint venture partner, providing up to $9.5 million of equity capital, with a preferred rate of return of 9.25% per annum on its investment, and has a 60% profits interest in the joint venture. The required equity contribution from the Company’s joint venture partner was $400,000. As of December 31, 2008, the Company’s joint venture equity requirement had been funded from its stabilized property credit facility. Prior to the formation of the venture, the partner had previously acquired the land parcels at a cost of approximately $15.4 million, incurring mortgage indebtedness of approximately $10.8 million (including purchase money mortgages payable to the seller of $3.9 million). In addition, the partner had entered into an interest rate swap agreement with respect to its existing construction/development loan facility, as well as a future swap agreement applicable to anticipated permanent financing of $28.0 million. The joint venture is deemed to be a variable interest entity with the Company as the primary income or loss beneficiary; accordingly, the Company has consolidated the property. The minority interest partners in the Pottsgrove and Stroudsburg joint ventures are principally the same individuals.
     On September 12, 2008, the Company entered into a joint venture for the construction and development of an estimated 66,000 sq. ft. shopping center in Limerick, Pennsylvania. Total project costs, including purchase of land parcels, are estimated at $14.5 million. The Company is committed to paying a development fee of $333,000 to the joint venture partner, providing up to $4.1 million of equity capital, with a preferred rate of return of 9.5% per annum on its investment, and has a 60% profits interest in the joint venture. The required equity contribution from the Company’s joint venture partner is $217,000. Financing for the balance of the project costs is expected to be funded from the Company’s development property credit facility. The joint venture purchased the land parcels on October 27, 2008 and, in addition, reimbursed the seller for certain construction-in-progress costs incurred to date, for a total acquisition cost of approximately $8.4 million. At the time of the closing, the project was not yet approved under the Company’s development property credit facility, and the Company agreed to fund the excess over its capital requirement as an interim loan to the joint venture, funded through the Company’s stabilized property credit facility. The joint venture is deemed to be a variable interest entity with the Company as the primary income or loss beneficiary; accordingly, the Company will consolidate the property.
     In February 2008, the Company and Homburg Invest Inc., a publicly-traded Canadian corporation listed on the Toronto and Euronext Amsterdam Stock Exchanges (“Homburg”), entered into an agreement in principle to form a group of joint ventures into which the Company would contribute 32 of its properties (mostly drug store-anchored convenience centers and including all 27 of the Company’s Ohio properties). Richard Homburg, a director of the Company, is Chairman and CEO of Homburg. On November 3, 2008, the Company announced that it had been advised by Homburg that Homburg would not proceed with a proposed joint venture for 32 properties, as previously contemplated and disclosed by the Company and the Company expensed all costs it had incurred of approximately $203,000. While Homburg had substantially completed physical, financial and legal due diligence with respect to the properties, it cited the unprecedented current events that have taken place in the U.S. capital markets and the virtual collapse of the world capital markets as the basis for its decision. Homburg noted that it and its affiliates rely on Canadian, U.S. and European capital and retail markets for equity as well as short-term and long-term funding sources.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
2007 Transactions
     Effective April 5, 2007, the Company entered into a joint venture agreement for the construction and development of an estimated 700,000 sq. ft. shopping center in Pottsgrove, Pennsylvania, approximately 40 miles northwest of Philadelphia. Total project costs, including purchase of the land parcels, are estimated at $105 million. The Company is committed to paying a development fee of $2.0 million and providing up to $17.5 million of equity capital for a 60% interest in the joint venture, with a preferred rate of return of 9.25% per annum on such amounts. The required equity contribution from the Company’s joint venture partner was $1.0 million.
     On December 6, 2007, the Company completed the formation of a joint venture with a wholly-owned U.S. subsidiary of Homburg, pursuant to an April 2, 2007 agreement, with respect to four shopping centers owned and managed by the Company at the time the agreement was entered into and five shopping centers acquired by the Company on April 4, 2007 (the “Caldwell” properties); the aggregate valuation for the nine properties was approximately $170 million. In connection with the joint venture transaction, the independent members of the Company’s Board of Directors obtained appraisals in support of the transfer values of the then-owned properties. The Company holds a 20% interest in, and is the sole general partner of, the joint venture and Homburg, through such subsidiary, acquired the remaining 80% interest. In connection with the transaction, the Company received $53.2 million, including closing costs and preliminary adjustments, which was used to reduce the outstanding balance on its stabilized property credit facility. Homburg was paid certain fees with respect to funding its interest in the joint venture of $479,000. The Company is entitled to a “promote” structure, applicable separately to each property, which, if certain targets are met, will permit the Company to receive between 40% and 50% of the returns in excess of a leveraged 9.25% threshold. Additionally, the Company will receive fees for ongoing property management, leasing, construction management, acquisitions, dispositions, financings and refinancings. The joint venture transaction does not qualify as a sale for financial reporting purposes; accordingly, the Company continues to consolidate the properties.
Pro Forma Financial Information (unaudited)
     During the period January 1, 2007 through December 31, 2008, the Company acquired 24 shopping and convenience centers aggregating approximately 2.2 million sq. ft. of GLA, purchased the joint venture minority interests in four properties, and acquired approximately 200 acres of land for development, expansion and/or future development, for a total cost of approximately $116.5 million. In addition, the Company placed into service two ground-up developments having an aggregate cost of approximately $6.3 million, and sold two operating properties subsequent to December 31, 2008. The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for 2008 and 2007, respectively, as if all of these property acquisitions and sales were completed as of January 1, 2007. This unaudited pro forma information does not purport to represent what the actual results of operations of the Company would have been had all the above occurred as of January 1, 2007, nor does it purport to predict the results of operations for future periods.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008

	Years ended December 31,
	2008	2007
Revenues	$176,569,000	$178,890,000
Net income attributable to common shareholders	$10,378,000	$13,922,000

Per common share	$0.23	$0.32

Weighted average number of common shares outstanding	44,475,000	44,193,000
     At December 31, 2008, a substantial portion of the Company’s real estate was pledged as collateral for mortgage loans payable and the revolving credit facilities, as follows:

Net book
Description	value
Collateral for mortgage loans payable	$1,064,154,000
Collateral for revolving credit facilities, $2,573,000 of real estate held for sale	461,966,000
Unencumbered properties	108,861,000

Total	$1,634,981,000

Note 5. Rentals Under Operating Leases
     Annual future base rents due to be received under non-cancelable operating leases in effect at December 31, 2008, excluding those base rents applicable to properties classified as held for sale, are approximately as follows:

2009	$119,842,000
2010	108,002,000
2011	98,078,000
2012	87,554,000
2013	79,631,000
Thereafter	474,674,000

$967,781,000

     Total future base rents do not include expense recoveries for real estate taxes and operating costs, or percentage rents based upon tenants’ sales volume. Such other rentals amounted to approximately $34,615,000, $31,321,000 and $24,571,000 for 2008, 2007 and 2006, respectively. In addition, such amounts do not include amortization of intangible lease liabilities.
Note 6. Mortgage Loans Payable and Secured Revolving Credit Facilities
     Secured debt is comprised of the following at December 31, 2008 and 2007:

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008

	At December 31, 2008			At December 31, 2007
		Interest rates			Interest rates
	Balance	Weighted		Balance	Weighted
Description	outstanding	average	Range	outstanding	average	Range

Fixed-rate mortgages	$655,681,000	5.8%	4.8% - 8.5%	$656,320,000	5.7%	4.8% - 7.6%
Variable-rate mortgages	53,302,000	4.4%	2.5% - 5.9%	4,754,000	7.7%	7.7%

Total property-specific mortgages	708,983,000	5.7%		661,074,000	5.7%
Stabilized property credit facility	250,190,000	2.7%		190,440,000	6.2%
Development property credit facility	54,300,000	3.4%		—	—

	$1,013,473,000	4.8%		$851,514,000	5.8%

Mortgage loans payable
     Mortgage loan activity for 2008 and 2007 is summarized as follows:

	2008	2007
Balance, beginning of year	$661,074,000	$499,603,000
New mortgage borrowings	106,738,000	34,493,000
Acquisition debt assumed (i)	34,488,000	143,155,000
Repayments	(93,317,000)	(16,177,000)

Balance, end of year	$708,983,000	$661,074,000

(i)	Includes a net of $(143,000) and $(191,000), respectively, of purchase accounting allocations.
     During 2008, the Company (i) borrowed an aggregate of $56,351,000 of new fixed-rate mortgage loans, bearing interest at rates ranging from 5.4% to 9.25% per annum, with an average of 6.8% per annum (these amounts include a $14,575,000 non-interest-bearing purchase money mortgage issued in connection with the purchase of land, and recorded as $13,851,000 reflecting an imputed interest rate of 9.25% per annum), and (ii) borrowed $50,387,000 in variable-rate mortgage loans bearing interest at LIBOR plus spreads of 225 bps and 275 bps (the latter with a floor of 5.9%). In addition, the Company assumed $31,573,000 of fixed-rate mortgage loans payable in connection with acquisitions, bearing interest at rates ranging from 5.0% to 8.5% per annum, with an average of 7.0% per annum. These principal amounts and rates of interest represent the fair values at the respective dates of acquisition. The stated contract amounts were $31,716,000 at the respective dates of acquisition, bearing interest at rates ranging from 5.0% to 8.5% per annum, with an average of 6.9% per annum. The Company also assumed $2,915,000 in variable-rate mortgage loans bearing interest at LIBOR plus a spread of 190 bps.
     The Company has a $77.7 million construction facility with Manufacturers and Traders Trust Company (as agent) and several other banks, pursuant to which the Company has guaranteed and pledged its joint venture development project in Pottsgrove, Pennsylvania as collateral for borrowings to be made thereunder. This facility will expire in September 2011. Borrowings outstanding under the facility aggregated $29.2 million at December 31, 2008, and such borrowings bore interest at a rate of 3.5% per annum. Borrowings under the facility bear interest at the Company’s option at either LIBOR plus a spread of 225 bps, or the agent bank’s prime rate. As of December 31, 2008, the Company was in compliance with the financial covenants and financial statement ratios required by the terms of the construction facility.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
     During 2007, the Company (i) borrowed an aggregate of $34,493,000 of new fixed-rate mortgage loans, bearing interest at rates ranging from 5.5% to 6.2% per annum, with an average of 5.9% per annum, and (ii) assumed $143,155,000 of fixed-rate mortgage loans payable in connection with acquisitions, bearing interest at rates ranging from 5.5% to 6.5% per annum, with an average of 6.0% per annum. These principal amounts and rates of interest represent the fair values at the respective dates of acquisition. The stated contract amounts were $143,346,000 at the respective dates of acquisition, bearing interest at rates ranging from 4.9% to 6.2% per annum, with an average of 5.9% per annum.
     Scheduled principal payments on mortgage loans payable at December 31, 2008, due on various dates from 2009 to 2029, are as follows:

2009	$17,517,000
2010	18,758,000
2011	115,353,000
2012	40,053,000
2013	64,634,000
Thereafter	452,668,000

$708,983,000

Stabilized Property Credit Facility
     The Company has a $300 million stabilized property revolving credit facility with Bank of America, N.A. (as agent) and several other banks, pursuant to which the Company has pledged certain of its shopping center properties as collateral for borrowings thereunder. The facility, as amended, is expandable to $400 million, subject to certain conditions, including acceptable collateral. Originally scheduled to mature in January 2009, the facility has been extended to January 30, 2010 in connection with which the Company paid a fee of approximately $0.5 million. Borrowings outstanding under the facility aggregated $250.2 million at December 31, 2008, and such borrowings bore interest at an average rate of 2.7% per annum. Borrowings under the facility bear interest at the Company’s option at either LIBOR or the agent bank’s prime rate, plus a bps spread depending upon the Company’s leverage ratio, as defined, measured quarterly. The LIBOR spread ranges from 110 to 145 bps (the spread as of December 31, 2008 was 125 bps, which will remain in effect through March 31, 2009). The prime rate spread ranges from 0 to 50 bps (the spread as of December 31, 2008 was 0 bps, which will remain in effect through March 31, 2009). The facility also requires an unused portion fee of 15 bps.
     The stabilized property credit facility has been used to fund acquisitions, certain development and redevelopment activities, capital expenditures, mortgage repayments, dividend distributions, working capital and other general corporate purposes. The facility is subject to customary financial covenants, including limits on leverage and distributions (limited to 95% of funds from operations, as defined), and other financial statement ratios. Based on covenant measurements and collateral in place as of December 31, 2008, the Company was permitted to draw up to approximately $287.7 million, of which approximately $37.5 million remained available as of that date. As of December 31, 2008, the Company was in compliance with the financial covenants and financial statement ratios required by the terms of the stabilized property credit facility.

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
Development Property Credit Facility
     In June 2008, the Company closed on a $150 million development property revolving credit facility with KeyBank, National Association (as agent) and several other banks, pursuant to which the Company has pledged certain of its development projects and redevelopment properties as collateral for borrowings thereunder. The facility, as amended, is expandable to $250 million, subject to certain conditions, including acceptable collateral, and will expire in June 2011, subject to a one-year extension option. Borrowings under the facility bear interest at the Company’s option at either LIBOR or the agent bank’s prime rate, plus a spread of 225 bps or 75 bps, respectively. Advances under the facility are calculated at the least of 70% of aggregate project costs, 70% of “as stabilized” appraised values, or costs incurred in excess of a 30% equity requirement on the part of the Company. The facility also requires an unused portion fee of 15 bps. This facility has been and is expected to be further used to fund in part the Company’s and certain joint ventures’ development activities in 2008 and subsequent years. In order to draw funds under this construction facility, the Company must meet certain pre-leasing and other conditions. Borrowings outstanding under the facility aggregated $54.3 million at December 31, 2008, and such borrowings bore interest at a rate of 3.4% per annum. Based on covenant measurements and collateral in place as of December 31, 2008, the Company was permitted to draw an additional $61.8 million, which will become available as approved project costs are incurred. As of December 31, 2008, the Company was in compliance with the financial covenants and financial statement ratios required by the terms of the development property credit facility.
Note 7. Commitments and Contingencies
     Certain of the purchase agreements relating to properties acquired by the Company have “earn out” provisions, which provide for a contingent payment to the seller in the event that vacant space, as of the closing date, is leased within an agreed-upon period of time. As of December 31, 2008, the total amount of such contingent payments is not expected to exceed approximately $2.9 million.
     The Company is a party to certain legal actions arising in the normal course of business. Management does not expect there to be adverse consequences from these actions that would be material to the Company’s consolidated financial statements.
     Under various federal, state, and local laws, ordinances, and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances, or petroleum product releases, at its properties. The owner may be liable to governmental entities or to third parties for property damage, and for investigation and cleanup costs incurred by such parties in connection with any contamination. Management is unaware of any environmental matters that would have a material impact on the Company’s consolidated financial statements.
     The Company plans to spend between $85 million and $112 million during 2009 in connection with development and redevelopment activities in process as of December 31, 2008.
     The Company’s principal office is located in an aggregate of 8,600 square feet at 44 South Bayles Avenue, Port Washington, NY, which it occupies under two leases from a partnership owned 29% by the

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
Company’s Chairman. Future minimum rents payable under the terms of the leases, as amended, amount to $271,000, $75,000, $36,000 and $9,000 during the years 2009 through 2012, respectively. In addition, several of the Company’s properties and portions of several others are owned subject to ground leases which provide for annual payments subject, in certain cases, to cost-of-living or fair market value adjustments, through 2103, as follows: 2009 - $664,000, 2010 - $666,000, 2011 - $668,000, 2012 - $659,000, 2013 - $659,000, and thereafter - $19,404,000.
Note 8. Selected Quarterly Financial Data (unaudited)

	Quarter ended
Year	March 31	June 30	September 30	December 31

2008
Revenues (i)	$43,533,000	$42,834,000	$43,236,000	$44,526,000
Net income attributable to common shareholders	3,112,000	1,224,000	3,277,000	2,885,000
Per common share (ii)	$0.07	$0.03	$0.07	$0.06

2007
Revenues (i)	$36,110,000	$36,866,000	$37,763,000	$43,380,000
Net income attributable to common shareholders	3,655,000	2,921,000	3,925,000	3,591,000
Per common share	$0.08	$0.07	$0.09	$0.08

(i)	Revenues presented for 2008 and 2007 are not the same amounts previously reported in the Form 8-K filed with the SEC on June 8, 2009 as a result of reclassifications to discontinued operations for properties sold and/or held for sale through June 30, 2009. The following is a reconciliation to the amounts previously reported.

	Quarter ended
Year	March 31	June 30	September 30	December 31

2008
Revenues previously reported	$43,635,000	$42,915,000	$43,322,000	$44,608,000
Revenues subsequently reclassified to discontinued operations	(102,000)	(81,000)	(86,000)	(82,000)

Revenues as reclassified	$43,533,000	$42,834,000	$43,236,000	$44,526,000

2007
Revenues previously reported	$36,191,000	$36,950,000	$37,845,000	$43,462,000
Revenues subsequently reclassified to discontinued operations	(81,000)	(84,000)	(82,000)	(82,000)

Revenues as reclassified	$36,110,000	$36,866,000	$37,763,000	$43,380,000

(ii)	Differences between the sum of the four quarterly per share amounts and the annual per share amount are attributable to the effect of the weighted average outstanding share calculations for the respective periods.
Note 9. Subsequent Events
     On January 28, 2009, the Company’s Board of Directors declared a dividend of $0.1125 per share with respect to its common stock as well as an equal distribution per unit on its outstanding OP Units. At the same time, the Board declared a dividend of $0.554688 per share with respect to the Company’s 8-7/8% Series A Cumulative Redeemable Preferred Stock. The distributions were paid on February 20, 2009 to shareholders of record on February 10, 2009. The decision to reduce the dividend by one-half to an

Cedar Shopping Centers, Inc.
Notes to Consolidated Financial Statements
December 31, 2008
annual rate of $0.45 per share, an annual saving of approximately $21 million, was in response to the current state of the economy, the difficult retail environment and the constrained capital markets.
     On January 30, 2009, a newly-formed 40% Company-owned joint venture acquired the New London Mall in New London, Connecticut, an approximate 259,000 sq. ft. shopping center, for a purchase price of approximately $40.7 million, excluding closing and debt assumption costs and adjustments. The purchase price includes the assumption of an existing $27.4 million first mortgage bearing interest at 4.9% per annum and maturing in 2015. The total joint venture partnership contribution was $14.0 million, of which the Company’s 40% share ($5.6 million) was funded from its stabilized property credit facility. The Company will be the sole managing partner of the venture and will receive certain acquisition, property management, construction management and leasing fees. In addition, the Company will be entitled to a “promote” fee structure, pursuant to which its profits participation would be increased to 44% if the venture reaches certain income targets. The Company’s joint venture partners are affiliates of Prime Commercial Properties PLC (“PCP”), a London-based real estate/development company. The Company will consolidate the joint venture as the Company is the sole general partner and will exercise substantial operating control over the joint venture.
     On February 10, 2009, a second newly-formed (also with affiliates of PCP) 40% Company-owned joint venture acquired San Souci Plaza in California, Maryland, an approximate 264,000 sq. ft. shopping center, for a purchase price of approximately $31.8 million, excluding closing and debt assumption costs and adjustments. The purchase price includes the assumption of an existing $27.2 million first mortgage bearing interest at 6.2% per annum and maturing in 2016. The total joint venture partnership contribution was $5.8 million, of which the Company’s 40% share ($2.32 million) was funded from its stabilized property credit facility. The Company will be the sole managing partner of the venture and will receive certain acquisition, property management, construction management and leasing fees. In addition, the Company will be entitled to a “promote” fee structure, pursuant to which its profits participation would be increased to 44% if the venture reaches certain income targets. The Company will consolidate the joint venture as the Company is the sole general partner and will exercise substantial operating control over the joint venture.

CEDAR SHOPPING CENTERS, INC.
SCHEDULE III
Real Estate and Accumulated Depreciation
Year Ended December 31, 2008

									Gross amount at which carried at
				Year built/	Gross	Initial cost to the Company		Subsequent	December 31, 2008
		Year	Percent	Year last	leasable		Buildings and	cost		Buildings and		Accumulated	Amount Of
Property	State	acquired	owned	renovated	area	Land	improvements	capitalized	Land	improvements	Total	depreciation(4)	encumbrance

Wholly-Owned Stabilized Properties (1):
Academy Plaza	PA	2001	100%	1965/1998	151,977	$2,406,000	$9,623,000	$1,462,000	$2,406,000	$11,085,000	$13,491,000	$1,982,000	$9,576,000
Annie Land Plaza	VA	2006	100%	1999	42,500	809,000	3,857,000	12,000	809,000	3,869,000	4,678,000	352,000		(2)
Camp Hill	PA	2002	100%	1958/2005	472,458	4,460,000	17,857,000	42,305,000	4,424,000	60,198,000	64,622,000	6,255,000	65,000,000
Carbondale Plaza	PA	2004	100%	1972/2005	124,565	1,586,000	7,289,000	3,730,000	1,586,000	11,019,000	12,605,000	1,506,000		(3)
Carll’s Corner	NJ	2007	100%	1960’s-1999/2004	129,582	3,034,000	15,293,000	58,000	3,002,000	15,383,000	18,385,000	640,000	6,023,000
Carman’s Plaza	NY	2007	100%	1954/2007	194,481	8,539,000	35,040,000	(728,000)	8,473,000	34,378,000	42,851,000	1,529,000	33,322,000
Carrollton Discount Drug Mart Plaza	OH	2005	100%	2000	40,480	713,000	3,316,000	23,000	713,000	3,339,000	4,052,000	456,000	2,378,000
Centerville Discount Drug Mart Plaza	OH	2005	100%	2000	49,287	780,000	3,607,000	2,277,000	1,219,000	5,445,000	6,664,000	656,000	2,844,000
Circle Plaza	PA	2007	100%	1979/1991	92,171	561,000	2,884,000	—	561,000	2,884,000	3,445,000	114,000		(2)
Clyde Discount Drug Mart Plaza	OH	2005	100%	2002	34,592	451,000	2,326,000	1,126,000	673,000	3,230,000	3,903,000	393,000	1,973,000
Coliseum Marketplace	VA	2005	100%	1987/2005	98,515	2,924,000	14,416,000	3,406,000	3,586,000	17,160,000	20,746,000	2,191,000	12,478,000
Columbus Crossing	PA	2003	100%	2001	142,166	4,579,000	19,135,000	114,000	4,579,000	19,249,000	23,828,000	2,863,000		(2)
CVS at Bradford	PA	2005	100%	1996	10,722	291,000	1,466,000	16,000	291,000	1,482,000	1,773,000	201,000	862,000
CVS at Celina	OH	2005	100%	1998	10,195	418,000	1,967,000	—	418,000	1,967,000	2,385,000	226,000	1,528,000
CVS at Erie	PA	2005	100%	1997	10,125	399,000	1,783,000	—	399,000	1,783,000	2,182,000	195,000	1,211,000
CVS at Kinderhook	NY	2006	100%	2007	13,225	1,678,000	—	1,929,000	2,501,000	1,106,000	3,607,000	42,000		(2)
CVS at Naugatuck	CT	2008	100%	2008	13,225	—	—	2,695,000	—	2,695,000	2,695,000	6,000
CVS at Portage Trail	OH	2005	100%	1996	10,722	341,000	1,603,000	—	341,000	1,603,000	1,944,000	192,000	932,000
Dover Discount Drug Mart Plaza	OH	2005	100%	2002	38,409	563,000	2,790,000	13,000	563,000	2,803,000	3,366,000	561,000	2,158,000
East Chestnut	PA	2005	100%	1996	21,180	800,000	3,699,000	1,000	800,000	3,700,000	4,500,000	611,000	2,089,000
Elmhurst Square	VA	2006	100%	1961-1983	66,250	1,371,000	5,994,000	235,000	1,371,000	6,229,000	7,600,000	560,000	4,115,000
Enon Discount Drug Mart Plaza	OH	2007	100%	2005-2006	42,876	904,000	3,426,000	570,000	1,017,000	3,883,000	4,900,000	186,000
Fairfield Plaza	CT	2005	100%	2001/2005	72,279	1,816,000	7,891,000	1,888,000	2,202,000	9,393,000	11,595,000	1,057,000	5,197,000
Fairview Plaza	PA	2003/2008	100%	1976/2003	69,579	2,128,000	8,483,000	234,000	2,129,000	8,716,000	10,845,000	1,214,000	5,583,000
Family Dollar at Zanesville	OH	2005	100%	2000	6,900	82,000	569,000	—	81,000	570,000	651,000	221,000		(2)
FirstMerit Bank at Akron	OH	2005	100%	1996	3,200	169,000	734,000	1,000	168,000	736,000	904,000	95,000		(2)
FirstMerit Bank at Cuyahoga Falls	OH	2006	100%	1973/2003	18,300	264,000	1,304,000	8,000	264,000	1,312,000	1,576,000	118,000		(2)
Franklin Village Plaza	MA	2004	100%	1987/2005	301,741	13,817,000	58,204,000	1,546,000	13,817,000	59,750,000	73,567,000	8,687,000	43,500,000
Gabriel Brothers Plaza	OH	2005	100%	1970’s/2004	83,740	947,000	3,691,000	273,000	947,000	3,964,000	4,911,000	543,000	3,119,000
Gahanna Discount Drug Mart Plaza	OH	2006	100%	2003	48,080	1,379,000	5,385,000	1,739,000	1,738,000	6,765,000	8,503,000	618,000	5,068,000
General Booth Plaza	VA	2005	100%	1985	73,320	1,935,000	9,493,000	47,000	1,935,000	9,540,000	11,475,000	1,439,000	5,539,000
Gold Star Plaza	PA	2006	100%	1988	71,729	1,644,000	6,519,000	20,000	1,644,000	6,539,000	8,183,000	700,000	2,605,000
Golden Triangle	PA	2003	100%	1960/2005	202,943	2,320,000	9,713,000	9,610,000	2,320,000	19,323,000	21,643,000	2,848,000	21,279,000
Groton Shopping Center	CT	2007	100%	1969	117,986	3,070,000	12,320,000	27,000	3,073,000	12,344,000	15,417,000	813,000	11,711,000
Grove City Discount Drug Mart Plaza	OH	2007	100%	1994	40,848	874,000	3,394,000	1,453,000	1,157,000	4,564,000	5,721,000	226,000
Halifax Plaza	PA	2003/2008	100%	2005	54,150	1,412,000	5,799,000	141,000	1,416,000	5,936,000	7,352,000	760,000	3,740,000
Hamburg Commons	PA	2004	100%	1988-1993	99,580	1,153,000	4,678,000	5,114,000	1,153,000	9,792,000	10,945,000	1,041,000	5,254,000

47

CEDAR SHOPPING CENTERS, INC.
SCHEDULE III
Real Estate and Accumulated Depreciation
Year Ended December 31, 2008
(continued)

									Gross amount at which carried at
				Year built/	Gross	Initial cost to the Company		Subsequent	December 31, 2008
		Year	Percent	Year last	leasable		Buildings and	cost		Buildings and		Accumulated	Amount Of
Property	State	acquired	owned	renovated	area	Land	improvements	capitalized	Land	improvements	Total	depreciation(4)	encumbrance

Hannaford Plaza	MA	2006	100%	1965/2006	102,459	1,874,000	8,453,000	192,000	1,874,000	8,645,000	10,519,000	752,000		(2)
Hilliard Discount Drug Mart Plaza	OH	2007	100%	2003	40,988	1,200,000	3,977,000	1,110,000	1,307,000	4,980,000	6,287,000	232,000
Hills & Dales Discount Drug Mart Plaza	OH	2007	100%	1992-2007	33,553	786,000	2,967,000	—	786,000	2,967,000	3,753,000	132,000
Hudson Discount Drug Mart Plaza	OH	2005	100%	2000	32,259	770,000	3,535,000	58,000	770,000	3,593,000	4,363,000	429,000	2,511,000
Jordan Lane	CT	2005	100%	1969/1991	181,735	4,291,000	20,866,000	537,000	4,291,000	21,403,000	25,694,000	2,373,000	13,288,000
Kempsville Crossing	VA	2005	100%	1985	94,477	2,207,000	11,000,000	128,000	2,207,000	11,128,000	13,335,000	1,697,000	6,276,000
Kenley Village	MD	2005	100%	1988	51,894	726,000	3,512,000	41,000	726,000	3,553,000	4,279,000	866,000		(2)
Kings Plaza	MA	2007	100%	1970/1994	168,243	2,413,000	11,795,000	(9,000)	2,411,000	11,788,000	14,199,000	663,000	7,935,000
Kingston Plaza	NY	2006	100%	2006	18,337	2,891,000	—	2,344,000	2,891,000	2,344,000	5,235,000	127,000		(2)
LA Fitness Facility	PA	2002	100%	2003	41,000	2,462,000	—	5,176,000	2,462,000	5,176,000	7,638,000	677,000	5,907,000
Liberty Marketplace	PA	2005	100%	2003	68,200	2,665,000	12,639,000	235,000	2,695,000	12,844,000	15,539,000	1,383,000	9,624,000
Lodi Discount Drug Mart Plaza	OH	2005	100%	2003	38,576	704,000	3,393,000	67,000	704,000	3,460,000	4,164,000	524,000	2,404,000
Long Reach Village	MD	2006	100%	1973/1998	104,922	1,721,000	8,554,000	125,000	1,721,000	8,679,000	10,400,000	887,000	4,772,000
Loyal Plaza	PA	2002/2008	100%	1969/2000	293,825	4,510,000	20,631,000	1,630,000	4,511,000	22,260,000	26,771,000	3,576,000	12,827,000
Mason Discount Drug Mart Plaza	OH	2008	100%	2005/2007	52,896	1,298,000	5,022,000	1,317,000	1,560,000	6,077,000	7,637,000	272,000
McCormick Place	OH	2005	100%	1995	46,000	847,000	4,022,000	44,000	849,000	4,064,000	4,913,000	679,000	2,653,000
Mechanicsburg Giant	PA	2005	100%	2003	51,500	2,709,000	12,159,000	—	2,709,000	12,159,000	14,868,000	1,138,000	9,943,000
Metro Square	MD	2008	100%	1999	71,896	3,121,000	12,341,000	—	3,121,000	12,341,000	15,462,000	104,000	9,346,000
Newport Plaza	PA	2003/2008	100%	1996	66,789	1,721,000	7,758,000	321,000	1,722,000	8,078,000	9,800,000	903,000	4,800,000
Oak Ridge	VA	2006	100%	2000	38,700	960,000	4,254,000	18,000	960,000	4,272,000	5,232,000	300,000	3,508,000
Oakhurst Plaza	PA	2006	100%	1980/2001	111,869	4,539,000	18,177,000	12,000	4,539,000	18,189,000	22,728,000	1,576,000		(2)
Oakland Commons	CT	2007	100%	1962/1995	89,850	2,504,000	15,662,000	15,000	2,504,000	15,677,000	18,181,000	903,000		(2)
Oakland Mills	MD	2005	100%	1960’s/2004	58,224	1,611,000	6,292,000	21,000	1,611,000	6,313,000	7,924,000	981,000	4,996,000
Ontario Discount Drug Mart Plaza	OH	2005	100%	2002	38,623	809,000	3,643,000	21,000	809,000	3,664,000	4,473,000	472,000	2,219,000
Palmyra Shopping Center	PA	2005	100%	1960/1995	112,108	1,488,000	6,566,000	61,000	1,488,000	6,627,000	8,115,000	948,000		(2)
Pickerington Discount Drug Mart Plaza	OH	2005	100%	2002	47,810	1,186,000	5,396,000	692,000	1,305,000	5,969,000	7,274,000	763,000	4,224,000
Pine Grove Plaza	NJ	2003	100%	2001/2002	79,306	1,622,000	6,489,000	18,000	1,622,000	6,507,000	8,129,000	941,000	5,900,000
Polaris Discount Drug Mart Plaza	OH	2005	100%	2001	50,283	1,242,000	5,816,000	30,000	1,242,000	5,846,000	7,088,000	951,000	4,529,000
Pondside Plaza	NY	2005	100%	2003	19,340	365,000	1,612,000	15,000	365,000	1,627,000	1,992,000	248,000	1,176,000
Port Richmond Village	PA	2001	100%	1988	154,908	2,942,000	11,769,000	628,000	2,942,000	12,397,000	15,339,000	2,266,000	14,922,000
Powell Discount Drug Mart Plaza	OH	2005	100%	2001	49,772	1,384,000	6,121,000	48,000	1,384,000	6,169,000	7,553,000	851,000	4,339,000
Price Chopper Plaza	MA	2007	100%	1960’s-2004	101,824	3,551,000	18,412,000	689,000	4,144,000	18,508,000	22,652,000	681,000		(2)
Rite Aid at Massillon	OH	2005	100%	1999	10,125	442,000	2,014,000	—	442,000	2,014,000	2,456,000	219,000	1,533,000
River View Plaza I, II and III	PA	2003	100%	1991/1998	244,225	9,718,000	40,356,000	3,676,000	9,718,000	44,032,000	53,750,000	6,452,000		(2)
Shaw’s Plaza	MA	2006	100%	1968/1998	176,609	5,780,000	24,898,000	227,000	5,780,000	25,125,000	30,905,000	2,045,000	13,980,000
Shoppes at Salem Run	VA	2005	100%	2005	15,100	1,076,000	4,253,000	11,000	1,076,000	4,264,000	5,340,000	374,000		(2)
Shore Mall	NJ	2006	100%	1960/1980	602,263	7,179,000	37,868,000	1,459,000	7,179,000	39,327,000	46,506,000	3,714,000	22,543,000
Smithfield Plaza	VA	2005-2008	100%	1987/1996	134,664	2,947,000	12,737,000	4,000	2,919,000	12,769,000	15,688,000	797,000	10,504,000

CEDAR SHOPPING CENTERS, INC.
SCHEDULE III
Real Estate and Accumulated Depreciation
Year Ended December 31, 2008
(continued)

									Gross amount at which carried at
				Year built/	Gross	Initial cost to the Company		Subsequent	December 31, 2008
		Year	Percent	Year last	leasable		Buildings and	cost		Buildings and		Accumulated	Amount Of
Property	State	acquired	owned	renovated	area	Land	improvements	capitalized	Land	improvements	Total	depreciation(4)	encumbrance

South Philadelphia	PA	2003	100%	1950/2003	283,415	8,222,000	35,907,000	2,527,000	8,222,000	38,434,000	46,656,000	6,502,000		(2)
St. James Square	MD	2005	100%	2000	39,903	688,000	3,838,000	523,000	688,000	4,361,000	5,049,000	648,000		(2)
Stadium Plaza	MI	2005	100%	1960’s/2003	77,688	2,341,000	9,175,000	706,000	2,443,000	9,779,000	12,222,000	982,000		(2)
Staples at Oswego	NY	2005	100%	2000	23,884	635,000	2,991,000	9,000	635,000	3,000,000	3,635,000	402,000	2,283,000
Stop & Shop Plaza	CT	2008	100%	2006	54,510	—	11,295,000	2,000	—	11,297,000	11,297,000	454,000	7,000,000
Suffolk Plaza	VA	2005	100%	1984	67,216	1,402,000	7,236,000	—	1,402,000	7,236,000	8,638,000	1,037,000	4,742,000
Sunset Crossing	PA	2003	100%	2002	74,142	2,150,000	8,980,000	142,000	2,150,000	9,122,000	11,272,000	1,302,000		(2)
Swede Square	PA	2003	100%	1980/2004	98,792	2,268,000	6,232,000	4,133,000	2,272,000	10,361,000	12,633,000	1,934,000		(2)
The Brickyard	CT	2004	100%	1990	274,553	6,465,000	28,281,000	433,000	6,465,000	28,714,000	35,179,000	4,597,000		(2)
The Commons	PA	2004	100%	2003	175,121	3,098,000	14,047,000	33,000	3,098,000	14,080,000	17,178,000	2,562,000		(2)
The Point	PA	2000	100%	1972/2001	250,697	2,700,000	10,800,000	11,514,000	2,996,000	22,018,000	25,014,000	4,717,000	17,753,000
The Point at Carlisle Plaza	PA	2005	100%	1965/1984	182,859	2,233,000	11,105,000	208,000	2,233,000	11,313,000	13,546,000	1,725,000		(2)
The Shops at Suffolk Downs	MA	2005	100%	2005	85,829	3,564,000	11,089,000	339,000	3,564,000	11,428,000	14,992,000	1,137,000		(2)
Timpany Plaza	MA	2007	100%	1970’s-1989	183,775	3,412,000	16,148,000	222,000	3,397,000	16,385,000	19,782,000	812,000	8,555,000
Trexler Mall	PA	2005	100%	1973/2004	339,363	6,932,000	31,661,000	698,000	6,932,000	32,359,000	39,291,000	3,267,000	21,939,000
Ukrop’s at Fredericksburg	VA	2005	100%	1997	63,000	3,213,000	12,758,000	—	3,213,000	12,758,000	15,971,000	1,149,000		(2)
Ukrop’s at Glen Allen	VA	2005	100%	2000	43,000	6,769,000	213,000	—	6,769,000	213,000	6,982,000	155,000		(2)
Valley Plaza	MD	2003	100%	1975/1994	190,939	1,950,000	7,766,000	484,000	1,950,000	8,250,000	10,200,000	1,128,000		(2)
Virginia Center Commons	VA	2005	100%	2002	9,763	992,000	3,860,000	3,000	992,000	3,863,000	4,855,000	441,000		(2)
Virginia Little Creek	VA	2005	100%	1996/2001	69,620	1,650,000	8,350,000	(11,000)	1,639,000	8,350,000	9,989,000	1,101,000	5,496,000
Wal-Mart Center	CT	2003	100%	1972/2000	155,739	—	11,834,000	22,000	—	11,856,000	11,856,000	1,585,000	5,896,000
Washington Center Shoppes	NJ	2001	100%	1979/1995	157,290	2,061,000	7,314,000	2,830,000	1,999,000	10,206,000	12,205,000	1,956,000	8,691,000
West Bridgewater Plaza	MA	2007	100%	1970/2007	133,039	2,823,000	14,901,000	(437,000)	2,751,000	14,536,000	17,287,000	653,000	10,901,000
Westlake Discount Drug Mart Plaza	OH	2005	100%	2005	55,775	1,004,000	3,905,000	—	1,004,000	3,905,000	4,909,000	341,000	3,261,000
Yorktowne Plaza	MD	2007	100%	1970/2000	158,982	5,940,000	25,354,000	(122,000)	5,919,000	25,253,000	31,172,000	1,423,000	20,740,000

Total Wholly-Owned Stabilized Properties					10,018,124	233,390,000	985,547,000	126,564,000	237,855,000	1,107,646,000	1,345,501,000	127,003,000	563,000,000

Properties Owned in Joint Venture:
Homburg Joint Venture:
Aston Center	PA	2007	20%	2005	55,000	4,319,000	17,070,000	—	4,319,000	17,070,000	21,389,000	829,000	13,033,000
Ayr Town Center	PA	2007	20%	2005	55,600	2,442,000	9,748,000	—	2,442,000	9,748,000	12,190,000	535,000	7,350,000
Fieldstone Marketplace	MA	2005	20%	1988/2003	193,970	5,229,000	21,440,000	169,000	5,229,000	21,609,000	26,838,000	2,382,000	18,998,000
Meadows Marketplace	PA	2004	20%	2005	89,138	1,914,000	—	11,336,000	1,914,000	11,336,000	13,250,000	844,000	10,485,000
Parkway Plaza	PA	2007	20%	1998-2002	106,628	4,647,000	19,420,000	1,000	4,647,000	19,421,000	24,068,000	1,198,000	14,300,000
Pennsboro Commons	PA	2005	20%	1999	109,784	3,608,000	14,254,000	42,000	3,608,000	14,296,000	17,904,000	1,680,000	11,120,000
Scott Town Center	PA	2007	20%	2004	67,933	2,959,000	11,800,000	—	2,959,000	11,800,000	14,759,000	701,000	8,791,000
Spring Meadow Shopping Center	PA	2007	20%	2004	67,850	4,111,000	16,410,000	20,000	4,112,000	16,429,000	20,541,000	838,000	12,944,000
Stonehedge Square	PA	2006	20%	1990/2006	88,677	2,732,000	11,614,000	57,000	2,698,000	11,705,000	14,403,000	1,049,000	8,700,000

					834,580	31,961,000	121,756,000	11,625,000	31,928,000	133,414,000	165,342,000	10,056,000	105,721,000

Total Stabilized Properties					10,852,704	265,351,000	1,107,303,000	138,189,000	269,783,000	1,241,060,000	1,510,843,000	137,059,000	668,721,000

CEDAR SHOPPING CENTERS, INC.
SCHEDULE III
Real Estate and Accumulated Depreciation
Year Ended December 31, 2008
(continued)

									Gross amount at which carried at
				Year built/	Gross	Initial cost to the Company		Subsequent	December 31, 2008
		Year	Percent	Year last	leasable		Buildings and	cost		Buildings and		Accumulated	Amount Of
Property	State	acquired	owned	renovated	area	Land	improvements	capitalized	Land	improvements	Total	depreciation(4)	encumbrance

Development/Redevelopment and Other Non-Stabilized Properties (1):
Columbia Mall	PA	2005	75%	1988	343,055	2,855,000	15,600,000	1,333,000	2,855,000	16,933,000	19,788,000	1,847,000
Dunmore Shopping Center	PA	2005	100%	1962/1997	101,000	565,000	2,203,000	42,000	565,000	2,245,000	2,810,000	335,000
Fairview Commons	PA	2007	100%	1992	59,578	858,000	3,568,000	—	858,000	3,472,000	4,330,000	363,000		(2)
Huntingdon Plaza	PA	2004	100%	1972 - 2003	147,197	933,000	4,129,000	—	933,000	5,442,000	6,375,000	588,000
Lake Raystown Plaza	PA	2004	100%	1995	145,727	2,231,000	6,735,000	8,233,000	2,231,000	14,968,000	17,199,000	1,669,000		(3)
Shelby Discount Drug Mart Plaza	OH	2005	100%	2002	36,596	671,000	3,264,000	12,000	671,000	3,276,000	3,947,000	503,000	2,219,000
Townfair Center	PA	2004	100%	2002	203,531	3,022,000	13,786,000	903,000	3,022,000	14,689,000	17,711,000	2,475,000
Trexlertown Plaza	PA	2006	100%	1990/2005	241,381	5,262,000	23,867,000	1,767,000	5,262,000	25,634,000	30,896,000	1,965,000		(3)

Total Non-Stabilized Properties					1,278,065	16,397,000	73,152,000	12,290,000	16,397,000	86,659,000	103,056,000	9,745,000	2,219,000

Total Operating Portfolio					12,130,769	281,748,000	1,180,455,000	150,479,000	286,180,000	1,327,719,000	1,613,899,000	146,804,000	670,940,000

Projects Under Development and Land Held For Future Expansion and Development:
Blue Mountain Commons	PA	2006	100%	N/A	N/A	13,742,000	—	18,745,000	14,065,000	18,422,000	32,487,000	—		(3)
Columbia Mall	PA	2006	75%	N/A	N/A	1,466,000	—	379,000	1,465,000	380,000	1,845,000	—
Crossroads II	PA	2008	60%	N/A	N/A	15,383,000	—	6,366,000	17,671,000	4,078,000	21,749,000	—	8,862,000
Halifax Commons	PA	2008	100%	N/A	N/A	858,000	—	170,000	872,000	156,000	1,028,000	—
Halifax Plaza	PA	2004	100%	N/A	N/A	1,107,000	—	1,553,000	1,503,000	1,157,000	2,660,000	—
Heritage Crossing	PA	2008	60%	N/A	N/A	5,080,000	—	5,432,000	5,066,000	5,446,000	10,512,000	—
Liberty Marketplace	PA	2007	100%	N/A	N/A	1,564,000	—	15,000	1,564,000	15,000	1,579,000	—
Northside Commons	PA	2008	100%	N/A	N/A	3,332,000	—	3,028,000	3,379,000	2,981,000	6,360,000	—
Oregon Pike	PA	2008	100%	N/A	N/A	2,283,000	—	30,000	2,283,000	30,000	2,313,000	—
Pine Grove Plaza	NJ	2003	100%	N/A	N/A	388,000	—	39,000	388,000	39,000	427,000	—
Shore Mall	NJ	2006	100%	N/A	N/A	2,018,000	—	55,000	2,018,000	55,000	2,073,000	—		(6)
The Brickyard	CT	2007	100%	N/A	N/A	1,167,000	—	118,000	1,183,000	102,000	1,285,000	—
The Shops at Suffolk Downs	MA	2005	100%	N/A	N/A	4,016,000	—	3,200,000	4,016,000	3,200,000	7,216,000	—
Trexlertown Plaza	PA	2006	100%	N/A	N/A	8,087,000	—	2,119,000	8,089,000	2,117,000	10,206,000	—		(3)
Trindle Spring	PA	2006	100%	N/A	N/A	1,028,000	—	361,000	1,148,000	241,000	1,389,000	—
Upland Square	PA	2007	60%	N/A	N/A	28,187,000	—	33,128,000	27,454,000	33,861,000	61,315,000	—	29,181,000
Wyoming	MI	2005	100%	N/A	N/A	360,000	—	—	360,000	—	360,000	—
Various projects in progress	N/A	2008	100%	N/A	N/A	—	—	509,000	—	509,000	509,000	—

Total Land Held For Development					N/A	90,066,000	—	75,247,000	92,524,000	72,789,000	165,313,000	—	38,043,000

Total Carrying Value					12,130,769	$371,814,000	$1,180,455,000	$225,726,000	$378,704,000	$1,400,508,000	$1,779,212,000	$146,804,000	$708,983,000

Re4al estate held for sale											$4,920,000

Unconsolidated Joint Venture (5)											$4,976,000

CEDAR SHOPPING CENTERS, INC.
SCHEDULE III
Real Estate and Accumulated Depreciation
Year Ended December 31, 2008
(continued)
     The changes in real estate and accumulated depreciation for the three years ended December 31, 2008 are as follows (7):

Cost	2008	2007	2006
Balance, beginning of year	$1,593,131,000	$1,237,566,000	$978,190,000
Properties acquired	109,631,000	321,915,000	239,047,000
Improvements and betterments	78,757,000	33,650,000	40,218,000
Write off of fully-depreciated assets	(2,307,000)	—	—
Deconsolidation of Red Lion joint venture	—	—	(19,889,000)

Balance, end of year	$1,779,212,000	$1,593,131,000	$1,237,566,000

Accumulated depreciation
Balance, beginning of year	$103,481,000	$64,750,000	$34,463,000
Depreciation expense	45,630,000	38,731,000	31,811,000
Write off of fully-depreciated assets	(2,307,000)	—	—
Deconsolidation of Red Lion joint venture	—	—	(1,524,000)

Balance, end of year	$146,804,000	$103,481,000	$64,750,000

Net book value	$1,632,408,000	$1,489,650,000	$1,172,816,000

(1)	“Stabilized properties” are those properties which are as least 80% leased and not designated as “development/redevelopment” properties as of December 31, 2008. Three of the Company’s properties are being re-tenanted, are non-stabilized, and are not designated as development/redevelopment properties as of December 31, 2008.

(2)	Properties pledged as collateral under the Company’s stabilized property credit facility. The total net book value of all such properties (including two properties classified as “held for sale”) was $363,713,000 at December 31, 2008; the total amount outstanding under the secured revolving credit facility at that date was $250,190,000.

(3)	Properties pledged as collateral under the Company’s development property credit facility. The total net book value of all such properties was $98,253,000 at December 31, 2008; the total amount outstanding under the secured development revolving credit facility at that date was $54,300,000.

(4)	Depreciation is provided over the estimated useful lives of buildings and improvements, which range from 3 to 40 years.

(5)	The Company has a 76.3% interest in an unconsolidated joint venture, which owns a single-tenant office property located in Philadelphia, PA.

(6)	The Shore Mall land parcel also collateralizes the mortgage loan payable relating to the Shore Mall shopping center.

(7)	Restated to reflect the reclassifications to “real estate held for sale” of (i) a land parcel acquired in 2006, and (ii) two properties acquired in 2005 sold subsequent to December 31, 2008.